Exhibit 2.1

WESTERNZAGROS RESOURCES LTD.

ANNUAL INFORMATION FORM

for the year ended December 31, 2013

Dated March 13, 2014

-i-

ABBREVIATIONS AND CONVERSION FACTORS

In this Annual Information Form, the following abbreviations have the meanings set forth below.

Natural Gas		Oil
Mcf	thousand cubic feet	bbl	barrel
Mcf/d	thousand cubic feet per day	bbl/d	barrel or barrels per day
MMcf	million cubic feet	Mbbl/d	thousand barrels per day
MMcf/d	million cubic feet per day	MMbbl	million barrels
Bcf	billion cubic feet	MMbbl/d	million barrels per day
Bcf/d	billion cubic feet per day	Bbbl	billion barrels
Tcf	trillion cubic feet

Other
API	American Petroleum Institute
°API	an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28°API or higher is generally referred to as light crude oil.
BOE	barrels of oil equivalent. A barrel of oil equivalent is determined by converting a volume of natural gas to barrels using the ratio of 6 Mcf to one barrel. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf:1 BOE is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.
BOE/d	barrels of oil equivalent per day
MMBOE	million barrels of oil equivalent
mSS	metres sub-sea
MW	megawatts
°C	degrees, Celsius
ft	feet
m	metre
m3	cubic metre
km	kilometre
km2 psi scf	square kilometre pounds per square inch standard cubic feet

The following table sets forth certain standard conversions between Standard Imperial Units and the International System of Units (or metric units)

To Convert From	To	Multiply By
ft	m	0.305
m	ft	3.281
miles	km	1.610
km	miles	0.621
acres	km2	0.004
km2	acres	247.1
bbl	m3	0.158
m3	bbl	6.292
Mcf	1,000 m3	0.0281
1,000 m3	Mcf	35.493

DEFINITIONS

In this Annual Information Form, the following words and phrases have the meanings set forth below, unless otherwise indicated.

“ABCA” means the Business Corporations Act (Alberta), together with any or all regulations promulgated thereunder, as amended from time to time;

“AIF” means this Annual Information Form;

“Arrangement” means the plan of arrangement among WesternZagros, WOSI, Marathon Oil Corporation, 1339971 Alberta Ltd. and WZRI completed October 18, 2007;

“Asayish” means the Internal Security Agency of the KRG;

“Board” means the board of directors of the Company;

“BSA” means the Board of Supreme Audit;

“CBP” means Capacity Building Support Payment;

“Class A Preferred Shares” means the Class A preferred shares, issuable in series, in the capital of the Company;

“Class B Preferred Shares” means the Class B preferred shares in the capital of the Company;

“COGE Handbook” means the Canadian Oil and Gas Evaluation Handbook prepared jointly by The Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society), as amended from time to time;

“Common Shares” means the common shares in the capital of the Company;

“Company” or “WesternZagros” means WesternZagros Resources Ld. and its subsidiaries, unless the context requires otherwise;

“Contractor Group” means WesternZagros, the KRG and Talisman for the Kurdamir PSC or WesternZagros, the KRG, and Gazprom Neft for the Garmian PSC, as the context requires;

“Convertible Notes” means the convertible senior unsecured notes issued by the Company;

“Crest” means Crest Energy International LLC;

“Crest Loan Agreement” means the restated and amended senior secured loan agreement dated March 13, 2013 between the Company and Crest;

“Draft Federal Petroleum Law” means the draft Iraq federal petroleum law for which consensus was reached on February 15, 2007 by a committee comprising representatives of Kurdistan and the parties included in the Council of Representatives (Cabinet) of the Government of Iraq;

“Development Period” means the period under each PSC, for which the Company has an exclusive right to develop and produce a commercial discovery, which is an initial period of 20 years with an automatic right to a 5 year extension with one possible further 5 year extension, subject to KRG approval;

“EPSA” means the Exploration and Production Sharing Agreement which was signed by the Company and the KRG on May 4, 2006, amended and ratified on February 26, 2007 and eventually replaced by the Original PSC and then the Kurdamir and Garmian PSCs;

“EWT” means extended well test;

“Exploration Period” means the time period allowed under each of the Company`s PSC prior to the Development Period;

“First Investment Agreement” means the investment agreement dated August 10, 2012 between the Company and Crest;

“Garmian Block” means the area covered by the Garmian PSC consisting of an exploration and production project area in Kurdistan;

“Garmian PSC” means the Production Sharing Contract which was entered into by WZL and the KRG on July 25, 2011 with respect to the Garmian Block as further amended by WZL, the KRG and Gazprom Neft on July 31, 2012;

“Gazprom Neft” means Gazprom Neft Middle East B.V.;

“Giant Field” in reference to a petroleum field, means a field containing more than 500 MMBOE of ultimately recoverable petroleum;

“Government of Iraq” means the Federal Government of Iraq;

“Iraq” means the entirety of the Republic of Iraq, including without limitation, Kurdistan;

“Iraq Constitution” means the permanent constitution of Iraq approved by the people of Iraq in the general referendum on October 15, 2005;

“Iraq Ministry of Oil” means the Ministry of Oil of the Government of Iraq;

“ITP pipeline” means the Iraq-Turkey pipeline with a metering station at Fish Khabur in the Kurdistan Region and which terminates at the port city of Ceyhan, Turkey;

“KOMO” means the Kurdistan Oil Marketing Organization;

“KRG” means the Kurdistan Regional Government;

“Kurdamir Block” means the area covered by the Kurdamir PSC consisting of an exploration and production project area in Kurdistan;

“Kurdamir PSC” means the Original PSC as amended by an Amendment Agreement which was entered into by WZL, Talisman and the KRG on July 25, 2011 with respect to the Kurdamir Block, as further amended by the parties on August 15, 2012;

“Kurdistan” means the Kurdistan Region of Iraq;

“Kurdistan Council” means the Regional Council for the Oil and Gas Activities of the Kurdistan Region of Iraq established under the Kurdistan Petroleum Law;

“Kurdistan Petroleum Law” means the Oil and Gas Law of the Kurdistan Region - Iraq, together with any or all regulations promulgated thereunder, as amended from time to time;

“LKO” means lowest known oil;

“LTI” means a lost time incident;

“MENA” means Middle East, North Africa;

“Model PSC” means the model production sharing contract for use by the KRG;

“NI 51-101” means National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities;

“Note Indenture” means the Note Indenture governing the Convertible Notes dated as of June 18, 2013 between the Company and Computershare Trust Company of Canada, as trustee;

“Original PSC” means the Production Sharing Contract which was signed by WZL and the KRG on February 28, 2008 with respect to the entirety of the PSC Lands;

“Peshmerga” means the Kurdistan Region National Guard;

“PSCs” means Production Sharing Contracts with the KRG, and specific to WesternZagros, refers to the Kurdamir PSC and the Garmian PSC collectively;

“PSC Lands” means, collectively, the Kurdamir Block and the Garmian Block;

“Region” means a region of Iraq that is constitutionally established pursuant to the Iraq Constitution;

“Second Investment Agreement” means the investment agreement dated March 18, 2013 between the Company and Crest;

“Shareholders” means holders of Common Shares and “Shareholder” means any one of them;

“SOMO” means the Iraqi State Organization for Marketing of Oil;

“Sproule” means Sproule International Ltd.;

“Sproule 2013 Report” means the independent audit report of the Company’s estimates of the gross Prospective Resources and Contingent Resources for various prospects on the PSC Lands prepared by Sproule dated February 8, 2013 and effective February 8, 2013;

“Sproule 2014 Reports” means the independent audit report of the Company’s updated estimates of the gross Contingent Resources and Prospective Resources for the Oligocene reservoir at Kurdamir (Kurdamir Block) prepared by Sproule dated February 10, 2014 and effective February 10, 2014;

“Sproule Reports” means the Sproule 2013 Report and the Sproule 2014 Report;

“Super-giant field” in reference to a petroleum field, means a field containing more than 5 billion BOE of ultimately recoverable petroleum;

“Talisman” means Talisman (Block 44) B.V., a wholly-owned subsidiary of Talisman Energy Inc.;

“TAQA” means the Abu Dhabi National Energy Company PJSC;

“TPPI” means the third party participant interest which was assigned to Gazprom Neft by the KRG during the third quarter of 2012 pursuant to the Garmian PSC;

“TSXV” means the TSX Venture Exchange;

“WOSI” means Western Oil Sands Inc. (now Marathon Oil Canada Corporation);

“WZL” means WesternZagros Limited; and

“WZRI” means WesternZagros Resources Inc.

Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101.

PRESENTATION OF OIL AND GAS RESOURCES INFORMATION

All oil and natural gas resource information contained in this AIF has been prepared and presented in accordance with NI 51-101 and the COGE Handbook. With respect to the resources data contained herein, the following terms have the meanings indicated:

“Best estimate” is considered to be the best estimate of the quantity of resources that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate. If probabilistic methods are used, there should be at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

“Contingent Resources” means those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage.

“Gross” is an estimate of resources which represents gross volumes for the indicated reservoirs, without any adjustments for the Company’s working interest or encumbrances.

“High estimate” is considered to be an optimistic estimate of the quantity of resources that will actually be recovered. It is unlikely that the actual remaining quantities recovered will exceed the high estimate. If probabilistic methods are used, there should be at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

“Low estimate” is considered to be a conservative estimate of the quantity of resources that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate. If probabilistic methods are used, there should be at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

“Mean estimate” is the average from a probabilistic assessment.

“Prospective Resources” means those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development. The chance of commerciality is the product of these two risk components.

A number of Mean estimates of resources which are presented in this AIF are combined Mean estimates which are an arithmetic sum of the Mean estimates for individual reservoirs and each such Mean estimate is the average from the probabilistic assessment that was completed for the reservoir. Readers should refer to “Statement of Oil and Gas Information - Resources Information” for the detailed breakdown of the high (P10 or 3C), low (P90 or 1C) and best (P50 or 2C) estimates for each of the individual reservoir assessments.

The Contingent Resources estimates referred to in this AIF have not been risked for the chance of development. There is no certainty that the Contingent Resources will be developed and, if developed, there is no certainty as to the timing of such development or that it will be commercially viable to produce any portion of the Contingent Resources.

The Prospective Resources estimates referred to in this AIF have not been risked for either the chance of discovery or the chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If a discovery is made, there is no certainty that it will be developed or, if it is developed, there is no certainty as to the timing of such development or that it will be commercially viable to produce any portion of the Prospective Resources.

Readers should refer to “Statement of Oil and Gas Information - Resources Information” and “Risk Factors” in this AIF for further information on the Company’s audited resource estimates for the PSC Lands, including the risks and level of uncertainty associated with the recovery and development of the resources and the significant positive and negative factors relevant to the estimates.

CURRENCY

WesternZagros has adopted the U.S. dollar as its functional and reporting currency. Unless otherwise indicated, references herein to “$” or “dollars” are to United States dollars. References herein to “Cdn$” are to Canadian dollars.

The following table sets forth, for each of the periods indicated, the high and low rates of exchange for one United States dollar expressed in Canadian dollars, the average rate of exchange during each such period and the end of period rate, each based on the noon buying rate published by the Bank of Canada.

			Year ended December 31,
	2013		2012		2011		2010
High	Cdn$	1.0697	Cdn$	1.0418	Cdn$	10604	Cdn$	1.0778
Low	Cdn$	0.9839	Cdn$	0.9710	Cdn$	0.9449	Cdn$	0.9946
Average	Cdn$	1.0299	Cdn$	0.9996	Cdn$	0.9891	Cdn$	1.0299
End of Period	Cdn$	1.0636	Cdn$	0.9949	Cdn$	1.0170	Cdn$	0.9946

FORWARD-LOOKING INFORMATION

This AIF contains certain forward-looking statements and forward-looking information (collectively “forward-looking statements”) within the meaning of applicable securities laws. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate” “believe” “could” “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “target”, “will”, or similar words suggesting future outcomes or language suggesting an outlook. In particular, this AIF includes forward-looking statements pertaining to the following:

•	plans for drilling, testing and development activity and the timing associated therewith;

•	anticipated timing for declaring commerciality;

•	estimated commitments and operations under the PSCs;

•	estimated costs;

•	business plans and strategies;

•	future production, sales and export possibilities;

•	future pipeline development;

•	plans for increasing or bringing on new production;

•	expectations regarding the Iraqi political system and regulation of the oil and gas industry; and

•	expectations regarding the outcome and impact of disputes.

Statements relating to contingent resources and prospective resources are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions about the profitable production of the resources described. Readers are also cautioned that disclosed test rates and results are not necessarily indicative of long-term performance or of ultimate recovery.

Undue reliance should not be placed on forward-looking statements, which are inherently uncertain, are based on estimates and assumptions, and are subject to known and unknown risks and uncertainties (both general and specific) that contribute to the possibility that the future events or circumstances contemplated by the forward-looking statements will not occur. There can be no assurance that the plans, intentions or expectations upon which forward-looking statements are based will in fact be realized. Actual results may differ, and the difference may be material and adverse to WesternZagros and the Shareholders. Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans relating to the future. Reliance on such information may not be appropriate for other purposes, such as making investment decisions.

Forward-looking statements are not based on historical facts but rather on management’s current expectations as well as assumptions made by, and information currently available to, WesternZagros concerning, among other things, outcomes of future well operations, plans for and results of extended well tests and drilling activity, future capital and other expenditures (including the amount, nature and sources of funding thereof), future economic conditions, future currency and exchange rates, continued political stability, timely receipt of any necessary government or regulatory approvals, the successful resolution of disputes, the Company’s continued ability to employ qualified staff and to obtain equipment in a timely and cost efficient manner, the participation of the Company’s co-venturers in exploration and appraisal activities, potential future sales of production, the ability to obtain financing on acceptable terms, and that there will be no significant events occurring outside of the normal course of business of WesternZagros. In addition, budgets are based upon WesternZagros’s current appraisal and development plans and anticipated costs, both of which are subject to change based on, among other things, the actual outcomes of well operations and the results of drilling and testing activity, unexpected delays, availability of future financing and changes in market conditions.

Although the Company believes the expectations and assumptions reflected in such forward-looking information are reasonable, they may prove to be incorrect. Forward-looking information involves significant known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those anticipated by WesternZagros including, but not limited to, risks associated with the oil and gas industry (e.g. operational risks in exploration and production; inherent uncertainties in interpreting geological data; changes in plans with respect to capital expenditures; interruptions in operations together with any associated insurance proceedings; the uncertainty of estimates and projections in relation to costs and expenses and health, safety and environmental risks), the risk of commodity price and foreign exchange rate fluctuations, the uncertainty associated with negotiating with foreign governments, the uncertainty associated with any dispute resolution proceedings and risk associated with international activities, including acts of insurgency and civil war and the lack of federal petroleum legislation and ongoing political disputes in Iraq in particular. There is also the risk and uncertainty of access to or expansion of infrastructure, including appropriate pipelines, on acceptable terms or costs.

These factors should not be considered exhaustive. These and other factors are discussed in greater detail in this AIF under the heading “Risk Factors”.

The forward-looking statements contained herein are made as of the date hereof and the Company assumes no obligation, except as required by applicable securities legislation, to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements contained in this Annual Information are expressly qualified by this cautionary statement.

WESTERNZAGROS RESOURCES LTD.

Summary

WesternZagros is a publicly traded, Calgary-based, international oil and gas company focussed on acquiring properties and exploring for, developing and producing crude oil and natural gas in the Kurdistan Region of Iraq. WesternZagros, through its wholly-owned subsidiaries, holds a 40 percent working interest in each of the Garmian PSC and the Kurdamir PSC. The Company’s Common Shares are listed on the TSX Venture Exchange under the symbol “WZR” and the Company is a reporting issuer or equivalent in each of the provinces of Canada.

Incorporation and Organization

WesternZagros was incorporated under the ABCA on August 22, 2007. On October 17, 2007, WesternZagros amended its articles to add the Class A Preferred Shares and Class B Preferred Shares to its authorized capital. The head office of WesternZagros is located at 600, 440 - 2nd Avenue S.W., Calgary, Alberta, T2P 5E9 and its registered office is located at 3700, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2.

Intercorporate Relationships

The percentage of votes attaching to all voting securities of WesternZagros’s subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by WesternZagros, as well as the jurisdiction where the subsidiary was incorporated, continued, formed or organized, as the case may be, is set forth below.

GENERAL DEVELOPMENT OF THE BUSINESS

WesternZagros was incorporated for the sole purpose of participating in the Arrangement which was completed on October 18, 2007. In connection with the Arrangement, through a series of transactions, WesternZagros acquired from WOSI all of the outstanding shares of WZRI which held the EPSA. In connection therewith, a Business Acquisition Report was filed on SEDAR and can be accessed at www.sedar.com.

During the latter half of 2007 and in early 2008, WesternZagros was in discussions with the Kurdistan Council with respect to the Council’s requested conformity of the EPSA with the Model PSC introduced in August 2007 when the Kurdistan National Assembly passed the Kurdistan Petroleum Law (see “Information on the Iraqi and Kurdistan Oil and Gas Industry - Government – Iraq Petroleum Law and Kurdistan Petroleum Law”). On February 28, 2008, WesternZagros concluded these discussions and signed the Original PSC, amending and restating the EPSA.

Recent Developments

On July 25, 2011, WesternZagros finalized agreements with the KRG and Talisman to amend the Original PSC effective December 31, 2010. The amendments divided the contract area of the Original PSC into the Garmian Block and the Kurdamir Block, which are now governed by the Garmian PSC and the Kurdamir PSC, respectively. WesternZagros retained its 40 percent working interest in both of the PSCs. See “PSC Overview and Commitments.”

On July 31, 2012, the Company entered into a TPPI assignment, novation and first amendment agreement with the KRG and Gazprom Neft whereby Gazprom Neft acquired from the KRG the TPPI with a 40 percent interest in the Garmian PSC.

On August 10, 2012, WesternZagros closed a strategic investment with Crest whereby Crest purchased from WesternZagros, through a private placement, 40,714,286 Common Shares at a price of Cdn$1.40 per share for gross proceeds of $57.4 million. At that time, Crest owned just below 10 percent of the Company’s issued and outstanding shares.

On March 19, 2013, the Company closed a second strategic financing with Crest pursuant to the First Investment Agreement and collected a total of $119.9 million in proceeds. This total consisted of $57.5 million of debt and $62.4 million of equity from a non-brokered, private placement of 51 million Common Shares issued by the Company at a price of Cdn$1.25 per common share. This increased Crest’s ownership to 19.8 percent of the Company’s issued and outstanding shares. Under the terms of the Second Investment Agreement, Crest has the right to nominate two individuals for election to the Board. Eric Stoerr, a representative from Crest, was appointed to the Board subsequent to the first financing and the second nominee, John Howland, was appointed upon closing of this financing. Eric Stoerr resigned from the Board for personal reasons in February 2014. John Howland remains a director of the Company and Crest reserves its right to nominate a replacement board member pursuant to the terms of the second Investment Agreement. The debt was repayable in September 2014 and interest accrued at 6 percent per annum, but was subsequently repaid in full during 2013.

On April 4, 2013, WesternZagros completed a further marketed private placement of Common Shares of the Company and sold 11,431,422 Common Shares at a price of Cdn$1.25 per Common Share for gross proceeds of $14.1 million. The net proceeds of $13.5 million were then used to repay the $13.3 million of the principal amount and $0.2 million of accrued interest associated with the loan originally received from Crest in March 2013.

On June 18 and July 2, 2013, the Company completed the issuance of Cdn $100 million aggregate principal amount of Convertible Notes to investment funds managed by Paulson & Co. (Cdn $70 million), Crest (Cdn $19.8 million) and other qualified investors (Cdn $10.2 million). The Convertible Notes are governed by the Note Indenture and have a face value of Cdn$1,000 per note, a coupon rate of 4 percent per annum, a maturity date of December 31, 2015, and are convertible into Common Shares of the Company at the option of the holders at a conversion price of Cdn $1.45 per Common Share subject to adjustment in certain circumstances. The convertible notes bear interest from June 18, 2013 payable semi-annually in arrears on June 30 and December 31 of each year, with the first interest payment paid by December 31, 2013. The convertible notes are not redeemable by the Company prior to their expiry, except upon a change of control of WesternZagros where the holder of the convertible notes has not exercised the conversion right. A portion of the net proceeds received was used to repay the remaining outstanding amount of the loan originally received from Crest in March 2013, including applicable accrued interest, while the remainder was available for funding ongoing operational activities and corporate expenses.

DESCRIPTION OF THE BUSINESS

WesternZagros is a publicly-traded, Calgary-based, international oil and gas company engaged in acquiring properties and exploring for, developing and producing crude oil and natural gas in Iraq. WesternZagros holds two PSCs with the KRG in the Kurdistan Region of Iraq that are both on trend with, and adjacent to, a number of prolific oil and gas discoveries. The Kurdamir and Garmian PSCs each govern a separate contract area. The Garmian contract area (“Garmian Block”) is currently operated by WesternZagros. The Company holds a 40 percent interest in the Garmian Block, the KRG holds a 20 percent interest and the remaining 40 percent interest is held by Gazprom Neft. It is expected that operatorship of the Garmian Block will transition to Gazprom Neft by the end of 2014. The Kurdamir contract area (“Kurdamir Block”) is operated by Talisman with a 40 percent working interest, WesternZagros holds a 40 percent interest and the KRG holds a 20 percent working interest.

WesternZagros is currently completing the exploration and appraisal phase of its Garmian and Kurdamir blocks, prior to commencing the development of discoveries of its crude oil and natural gas but has not established any reserves to date. WesternZagros’s goal is to further delineate and develop the approximately one billion BOE of Gross Contingent Resources and 2.2 billion BOE of Gross Prospective Resources (both combined mean estimates) that are associated with its discoveries. The Company has declared commerciality of the Sarqala Discovery on the Garmian Block and is in the process of preparing a development plan with Gazprom Neft for submission to the KRG. The Company is also in discussion with Talisman on the Kurdamir Block regarding the timing to submit a declaration of commerciality and advancing the development plans for the Kurdamir Discovery within the next 12 months.

Recently, the Company has begun working with its co-venturers and the KRG on developing gas opportunities at both the Garmian and Kurdamir discoveries. This follows the Kurdistan Region’s initiatives to provide gas to domestic markets, including power plants and for development of export gas markets, including required pipeline infrastructure.

WesternZagros will continue to evaluate the various alternatives available to it to satisfy its future funding needs while it progresses the development plans. These alternatives may include accessing the debt and/or equity markets, additional partnerships, farmouts or other strategic arrangements.

WesternZagros celebrated eight years operating as a corporate citizen in the Kurdistan Region during 2013. The Company has completed many projects over the years that have focussed on a variety of endeavours and have had a positive impact on many Kurdistan families, communities and businesses. The Company strives to be an integral part of the communities where it operates and understands that the people who live and work near its operations are its neighbours. WesternZagros’s core values include watching out for its neighbours, protecting the environment and working to support the communities where it operates. The Company is committed to both managing the “above ground” risks and creating mutual benefit through long-term relationships with those affected by its business including employees, contractors, community residents, shareholders and governments. WesternZagros runs its business to ensure the stakeholders in the PSC Lands benefit from the presence of the oil and gas industry. This is achieved on the ground through CSR aspects that create mutual benefits. In 2013 the Company advanced this goal by supporting local employment, water supply, education, health care, agriculture and recreation.

WesternZagros remains committed to these efforts in 2014 and appreciates the continued support and assistance of the KRG, Gazprom Neft and Talisman in these endeavours.

COMPETIVIVE ADVANTAGES, INCLUDING KEY STRENGTHS, AND CHALLENGES

Although WesternZagros is a relatively small company in a large and competitive industry, it also has certain competitive advantages over some of the larger industry participants due to its early entry into Kurdistan. WesternZagros has an experienced and qualified Board and management team, especially in the areas of international oil and natural gas activity and the financing thereof. As well, WesternZagros has the ability to access current technology used in the onshore petroleum industry in North America and elsewhere. This ability is further enhanced by Gazprom Neft’s participation in the Garmian PSC and by Talisman’s participation in the Kurdamir PSC.

Some specific key strengths of the Company are as follows:

WesternZagros was an early entrant.

WesternZagros was the fourth entrant into the Kurdistan Region in 2004 and one of the first companies to sign a PSC with the KRG. As such, WesternZagros has a first-mover advantage in the Region which has resulted in attractive fiscal terms for the Company. This includes a Capacity Building Support Payment (“CBP”) of three percent of profit oil which compares to the 16 percent average CBP for the 43 PSCs published on the KRG’s website.

WesternZagros’s blocks are located south of the Zagros mountain front in the proven Oligocene fairway and are on trend with the super-giant Kirkuk oil field. To date, WesternZagros has drilled and tested six deep exploration and appraisal wells resulting in four oil discoveries.

Light, high quality oil with material production potential

On the Kurdamir Block, WesternZagros successfully drilled the Kurdamir-1, Kurdamir-2 and Kurdamir-3 wells discovering oil on approximately 75 square kilometres of the Kurdamir structure based on lowest known oil, which expands to approximately 173 square kilometres “down to” the spill point for the Kurdamir Block only. The tested flows from these wells ranged from 37 to 45 degrees API in the Oligocene, Eocene and Cretaceous reservoirs. The Kurdamir-1 exploration well also discovered a significant volume of natural gas above the oil column in the Oligocene. The Kurdamir-3 well confirmed the presence of light oil, with an oil-water contact at a depth of at least -2,049 mSS, which is a minimum of 33 metres deeper than the lowest known oil at -2,016 metres from the Kurdamir-2 well. The results continue to confirm the scale of the Kurdamir oil discovery. The structure on the Kurdamir Block alone is estimated to hold 541 MMbbl of Gross Mean Contingent Resources (oil) and a further 1.3 Bbbl of Gross Mean Prospective Resources (oil). The Company’s estimate of mean Gross Contingent Resources (gas and condensate) has increased to 1.4 billion cubic feet.

On the Garmian Block, during 2011 the Sarqala-1 well discovered an estimated 31 MMBOE of Gross Mean Contingent Resources and 463 MMBOE of Gross Mean Prospective Resources and in 2011 and 2012 produced over one million barrels of light oil from an EWT at average rates of 5,000 bbl/d with no hydrogen sulphide gas or formation water. At Sarqala-1, a workover commenced in March 2014, in order to increase production capacity from 5,000 bbl/d to an anticipated 8,000 to 10,000 bbl/d. The Hasira-1 well is expected to be completed in either the Oligocene or the Jeribe reservoirs (the same reservoir as Sarqala-1) and has the potential, if successful, to provide 5,000 to 15,000 bbl/d of production capacity in 2014.

The Mil Qasim-1 well was drilled in 2012, testing flows of light, 43-44 degree API oil with no hydrogen sulphide gas or formation water.

Proven, experienced management team with geological, geophysical and commercial capabilities

WesternZagros is led by a proven management team with demonstrated capabilities such as the current operatorship of the Garmian Block and past operatorship of the Kurdamir Block. The current team has been active in Kurdistan since 2004, which is one of the longer operating histories of a management team currently active in the region. The Company’s management team is led by Simon Hatfield, as Chief Executive Officer, who holds over 35 years of technical, managerial and executive experience, including over 18 years of experience in Iraq. In addition to cooperation with the KRG in developing the resources of Kurdistan, WesternZagros believes it has built strong relationships with the community through its work on water supply, social programs and educational programs. Also refer to the “Directors and Executive Officers” section of this AIF for further information.

Strong partnerships with leading international operators

WesternZagros has partnered with established oil and gas operators on both of the PSCs, Talisman on the Kurdamir PSC and Gazprom Neft on the Garmian PSC. In addition to validating the potential of the Company’s assets, these partnerships bring a number of benefits such as extensive technical and operational expertise, risk sharing as well as reduced capital costs. Gazprom Neft, a subsidiary of Gazprom, one of the world’s largest oil and gas producers, has stated that it considers the territory of the Kurdistan Region of Iraq promising for further geological study and consequent production.

Challenges

Offsetting these advantages is the fact that exports and production are currently constrained by the political dispute between the KRG and the Government of Iraq. This has resulted in limited opportunities to monetize WesternZagros’s oil and gas resources (See “Export and Payment for Crude Oil from the Kurdistan Region” on page 19). The Company is encouraged by the ongoing construction of oil pipelines within Kurdistan (“see Oil and Gas

Infrastructure” on page 23), the strengthening relationship with Turkey (see “Strengthening Economic Ties Between Kurdistan and Turkey” on page 21) and the renewed dialogue with the Government of Iraq on resuming exports from the Kurdistan Region (see “Export and Payment for Crude Oil from the Kurdistan Region” on page 19).

Other challenges include the distance between Kurdistan and WesternZagros’s head office, requiring the establishment of branch offices with associated costs and securing and retaining qualified staff for these operations. In addition, challenges are posed by the remote working conditions and potential security concerns and the limited availability of equipment and services. This results in a need for more advanced planning, and higher costs or commitments not otherwise required elsewhere. For a full list of risks please refer to “Risk Factors”.

HEALTH, SAFETY, ENVIRONMENT AND SECURITY (“HSE&S”) AND

CORPORATE SOCIAL RESPONSIBILITY (“CSR”)

HSE&S

As WesternZagros conducts its operations in the Kurdistan Region, health, safety, environment and security are of utmost importance. WesternZagros has adopted Canadian and international health, safety and environment standards for its Kurdistan operations. WesternZagros integrates HSE&S in aspects of its business and operations and the Company continually strives to improve HSE&S performance in all of its activities.

Security risks exist in Iraq and the Kurdistan Region is not immune to this environment. In WesternZagros’s experience, the Kurdistan Region still maintains the safest operating environment in the country. Within the Kurdistan Region, insurgent activities have recently experienced a slight increase in numbers but are generally directed towards KRG installations. The rigorous security environment in the Kurdistan Region is a direct result of the influence of the KRG through the Kurdistan Army, the Peshmerga, and the Kurdistan Intelligence organization, the Asayish. Through the deployment of the Peshmerga and the Asayish, the KRG has been largely effective in controlling its borders and maintaining security in the Kurdistan Region. WesternZagros’s operations have been unaffected by fluctuating security conditions in the broader Kurdistan Region, although it continues to monitor and assess the evolving security environment near its operations. The Company’s first priority remains the safety and security of its personnel and stakeholders.

WesternZagros has also established relationships with local health providers in Sulaymaniyah and has an agreement with International SOS for emergency medical evacuation. International SOS has also conducted an in-depth assessment of the health facilities. WesternZagros requires all of its major contractors to have their own expatriate insurance, medic with ambulance and a health, safety and environmental professional on site full time.

WesternZagros measures many performance indicators to continuously improve its &S performance and enhance its safety culture, for example: 1) lost time injury frequency, 2) total recordable injury frequency, 3) environmental incidents, 4) vehicle accident rate and 5) continuous improvement of its security team. The Company continued its strong HSE&S record having met or exceeded its targets in 2013.

The Company achieved a combined total of 3.73 million person hours (975 days) without a lost time incident (“LTI”) in June 2013. While the Company did experience subsequent LTIs, both its LTI frequency and total recordable injury frequency were within its target goals and below the Canadian industry average. Previously, the milestone of four million man hours without a lost time incident was achieved in 2009. The dedication to safety demonstrated by the Company’s employees and contractors has produced a strong safety culture.

CSR

Corporate Social Responsibility is part of the essence of what WesternZagros stands for – it requires the Company to engage with its stakeholders more effectively and to successfully manage its social impacts. The Company strives to be an integral part of the communities where it operates and understands that the people who live and work near its operations are its neighbours. WesternZagros’s core values include watching out for its neighbours, protecting the environment and working to support the communities where it operates. The Company is committed to both managing the “above ground” risks and creating mutual benefit through long-term relationships with those affected by its business, including employees, contractors, community residents, stakeholders and governments.

WesternZagros runs its business in the PSC Lands so that stakeholders benefit from the presence of the oil and natural gas industry. This is achieved on the ground through six CSR aspects that create mutual benefits. In 2013, the Company advanced this goal by supporting local employment, water supply, education, health care, agriculture and recreation. Specific CSR activities included construction and refurbishment work on schools, health clinics, meeting halls and sports fields, as well as irrigation and road work initiatives. The Company believes that its presence has a positive impact on the local community, assisting to promote sustainable development and improving quality of life.

In general, WesternZagros’s corporate social responsibility programs seek to assist in the redevelopment and growth of the Garmian region of Kurdistan through initiatives designed to aid the efforts of the community. WesternZagros engages key stakeholders by consulting with communities and working with non-governmental organizations and KRG institutions. The Company also participates in the United Nations Global Compact and adheres to its ten principles in the areas of human rights, labour, the environment and anti-corruption.

Kurdistan is a rapidly growing semi-autonomous region of federal Iraq that has made significant progress for its people since the downfall of the previous regime in 2003. The Kurdistan Region features an emerging regulatory regime consistent with a rapidly developing region. WesternZagros is committed to meeting local regulations and to acting responsibly, and the Company strives to follow relevant Canadian oil and gas regulations and environmental practices where none have yet been developed locally. WesternZagros actively participates in the region’s civil and social development.

WesternZagros continues to build on the trusted partnerships with the people of Kurdistan and to contribute to sociocultural and economic development in the regions where it operates. WesternZagros continues to place a strong emphasis on the incremental capacity development of local personnel. As operator of the Garmian Block, WesternZagros employs over 600 full and part-time local Kurdish employees and service contractors in corporate offices in the Kurdistan Region, in camps in the Garmian Block and in Sarqala production facilities on the Garmian Block.

WesternZagros endeavours to utilize local vendor services including infrastructure and consumables purchases, construction, local vehicle and equipment rentals, local support services and contractor staffing, having spent in excess of approximately $19 million during 2013.

WesternZagros remains committed to these efforts in 2014 and appreciates the continued support and assistance of both the KRG and its co-venturers.

INFORMATION ON THE IRAQI AND KURDISTAN OIL AND GAS INDUSTRY

The following is a brief summary of the economic, energy market and political conditions encountered in conducting oil and natural gas operations in Kurdistan. The industry related information in this section has been taken from public sources, including data compiled by WesternZagros, data obtained from the Iraq Oil Ministry and the 2013 Oil & Gas Year Kurdistan Region publication. Readers are cautioned that information from these sources or estimated reserves in Iraq, Kurdistan or the Zagros Fold Belt may not have been prepared in a manner which would be in accordance with the guidelines outlined in the COGE Handbook and as such may not be comparable to other oil and gas data (including the Company’s) prepared in accordance with such guidelines.

General

Iraq has numerous large, undeveloped fields and unexplored structures with excellent hydrocarbon potential. According to the BP Statistical Review 2013, at the end of 2012 Iraq had proved oil reserves of 150 Bbbl, the fifth largest in the world. Estimates of proved oil reserves in Kurdistan range from 2 Bbbl (Iraq Oil) to 45 Bbbl (KRG government). In addition to this, a 2012 assessment by the U.S. Geological Survey estimated that the Zagros Fold Belt Province, which includes Kurdistan, holds undiscovered resources of 39 Bbbl of oil and 192 Tcf of gas. As such, the Zagros Fold Belt represents approximately 6.5 percent of the world’s total undiscovered oil resources.

Top five countries by proven oil reserves for 2012 (Bbbl):

Source: BP Statistical of World Energy, June 2013

Following the liberation of Iraq in 2003, the first international oil and gas E&P companies to enter the Kurdistan Region of Iraq were Addax Petroleum Corporation and Genel Energy International Limited on the Taq Taq PSC, DNO International ASA on the Tawke PSC, WesternZagros on the Garmian and Kurdamir PSCs and PETOIL Petroleum and Petroleum Products International Exploration and Production Incorporated (a private Turkish company) and Prime Resources Ltd. (a private US company). Each signed exploration contracts with the KRG between 2004 and 2007. Following the enactment of the Kurdistan Petroleum Law in 2007, more than 50 energy companies have now invested in Kurdistan; including energy majors such ExxonMobil, Chevron, Gazprom Neft, and Total as well as other sizeable energy companies such as TAQA, Marathon, Talisman, and Hunt, as shown in the following Figure 1 and accompanying table.

Figure 1: Operators of PSCs in the Kurdistan Region of Iraq:

	Block	Operator
A	Garmian	WesternZagros
B	Kurdamir	Talisman
C	Ain Sifni / K8	Hunt
D	Akre-Bijeel	MOL / Kalegran
E	Al Qush/Baeshiqa/Pirmam/Betwata/Qara-Hanjeer/#6	Exxon
F	Atrush	TAQA
G	Bazian /Sangaw South	KNOC
H	Chia Surkh /Ber Bahr /Miran	Genel
I	Shakal /Halabja	Gazprom Neft
J	Tawke /Erbil /Dohuk	DNO
K	Hawler	Oryx
L	Topkhana	Talisman
M	Taza	Oilsearch
N	KorMor /Chemchamal	Dana Gas (Pearl Petroleum)
O	Safeen	Total
P	Qala Dze /Piramigrun	Repsol
Q	Sulevani	Petroquest
R	Arbat / Khalakan /Pulkana /Choman /Hindren /Jebel Kanol	Turkish State Company
S	Qarah Dagh /Sarta / Rovi	Chevron
T	Taq Taq	TTOPCO
U	Sarsang	Hillwood / Maersk
V	Barda Rash	Afren
W	Shaikan /Sheikh Adi	Gulf Keystone
X	Dinarta /Shakrok	Hess
Y	Bina Bawi	OMV
Z	Baranan	Total
AA	Gwer/Hamdanya	Komet Group

Between January 2006 and December 31, 2013, a total of 125 wells have been drilled on the PSCs issued by the KRG, 46 of which were exploration wells. Out of the 46 exploration wells, 32 have resulted in discoveries, implying a success ratio of seventy percent. The majority of these discoveries have been oil weighted. The discoveries include several giant fields (larger than 500 MMbbl) including Kurdamir, Shaikan, Tawke, Barda Rash, Atrush, Bina Bawi and Demir Dagh.

In Kurdistan there are currently three oil fields capable of significant production. Tawke (operated by DNO) (100,000 bbl/d), Taq Taq (operated by TTOPCO) (156,000 bbl/d) and Khurmala (technical services contract rather than a PSC) (140,000 bbl/d) are fields with the largest production capability in Kurdistan. The other fields that have oil production capability include Sarqala (WesternZagros), Shaikan (Gulf Keystone), Barda Rash (Afren), Swara Tika (Hillwood, part of the Sarsang Block), Atrush (General Exploration Partners), Bijeel (MOL), Bakrman (MOL), Simrit (Hunt), Bastora/Benenan (DNO), Demir Dagh (Oryx), Miran West (Genel) and Bina Bawi (OMV). As of December 2013, oil capacity from these fields is estimated at approximately 50,000 bbl/d. In addition, the Kor Mor gas field adds a further 15,000 bbls/d of condensate, for a total oil/condensate production capacity of approximately 460,000 bbl/d.

Government—Structure in Iraq and Kurdistan

Iraq is a parliamentary democracy with a federal system of government. The Iraq Constitution guarantees to all Iraqi people basic rights in many areas. The executive branch consists of the Presidency Council (one President and two deputy presidents) and a Council of Ministers (the “Iraqi Cabinet”) (one Prime Minister, two deputy prime ministers and 34 cabinet ministers). The President is the head of state, protecting the Iraq Constitution and representing the sovereignty and unity of the state, while the Prime Minister is the direct executive authority and commander in chief. The current President and Prime Minister of Iraq are Jalal Talabani and Nouri al-Maliki, respectively.

The Council of Representatives is Iraq’s legislature (the “Iraqi Parliament”). The Iraqi Parliament currently has 328 elected members. The last elections for the Iraqi Parliament were held in March 2010. The 2010 elections were conducted under the open regional party list electoral system. Broadly, this allowed voters not only to cast a vote for a party, but also to indicate their preference for particular candidates on the regional party list. The 2010 election represented the first fully participating federal election, with the three main segments of Iraq’s population all participating (Sunni Arabs, Shia Arabs and Kurds). The election resulted in no one party winning an absolute majority, and as a result the main parties formed a coalition government. The forming of this coalition government took place in December 2010 when it was announced that Jalal Talabani, the head of the Kurdistan Alliance, would continue as the President of Iraq and that the Prime Minister would be Nouri al-Maliki and that his State of Law Party would be joined in the coalition by members of the Kurdistan Alliance and by members of Ayad Allawi’s Iraqiya party. Prime Minister Maliki appointed Abdul Karim Luaibi as his Oil Minister and appointed the former Oil Minister, Hussain al-Shahristani, as one of the Deputy Prime Ministers, with responsibility for energy matters.

The next Iraqi Parliamentary elections are scheduled to be held on April 30, 2014. These elections will decide the 328 members of the Council of Representatives who will in turn elect the Iraqi President and Prime Minister.

The Kurdistan Region is a federally recognized semi-autonomous political region in Iraq. Kurdistan’s legislature is the Kurdistan Parliament with 111 government seats. The executive body of the Kurdistan Region is the KRG. The KRG cabinet and Prime Minister are selected by the majority party or party list in the assembly. The President of the Kurdistan Region is directly elected by the electorate. The current President is Massoud Barzani, who was initially elected during the Iraq/Kurdistan Region 2005 elections, assumed office on May 7, 2006 and was re-elected as President on July 25, 2009. The current Prime Minister of the KRG is Nechirvan Barzani, who assumed office as prime minister on April 5, 2012 and Dr. Ashti Hawrami is the Minister of Natural Resources.

The Kurdistan Region’s legislative elections of 2013 took place on September 21, 2013. The Kurdistan Parliament extended Massoud Barzani’s term for another two years. No single party won enough votes to form a government outright and the parties, led by the Kurdistan Democratic Party, who received the largest proportion of the vote, continue negotiations to form the next government.

Government—Iraq Petroleum Law and Kurdistan Petroleum Law

The 2003 invasion of Iraq by the combined force of troops from the United States, the United Kingdom, Australia, and Poland and subsequent political changes in the post-Saddam-Hussein Iraq led to the ratification of the new Iraq Constitution in October 2005, which was approved by the Iraqi people in a referendum.

The Iraq Constitution, which came into force in 2006, contains a fundamental principle that Iraq is a single, federal, independent and fully sovereign state. Within this concept of the Iraq federation enshrined in the Iraq Constitution, only the Kurdistan Region is recognized as a Region. Nevertheless, the political issues of federalism and the autonomy of regions within Iraq are matters about which there are major differences between the various political factions in Iraq and between certain of these factions and the KRG.

Enacting new oil and gas legislation was one of the top priorities of the new Government of Iraq which led to the first Draft Federal Petroleum Law being introduced in February 2007. This new legislation was meant to include all federal regions and was also to govern the relationship between the Government of Iraq and the regions. The goal of the law was also to set the framework for foreign oil companies’ operating in Iraq. However, this oil and gas law was never passed by the government, effectively leaving the country without the necessary legislation governing oil and gas exploration and production across the country, such as: completion of the annexes to the Draft Federal Petroleum Law, the structure of certain federal institutions, the terms of the model petroleum agreements contemplated by the Draft Federal Petroleum Law, and the terms of a law governing revenue sharing for petroleum activities.

During the same year the Draft Federal Petroleum Law was drafted, in June 2007, the KRG developed the Kurdistan Petroleum Law to be consistent with the role granted to the Regions in the Iraq Constitution and in conformity with the principles reflected in the Draft Federal Petroleum Law and in the draft federal law governing revenue sharing for proposed petroleum activities. In the absence of progress on the Draft Federal Petroleum Law, on August 6, 2007, the Kurdistan National Assembly approved the Kurdistan Petroleum Law, which came into force in Kurdistan with effect from August 9, 2007. WesternZagros’s activities under its PSCs fall within the jurisdiction of the Kurdistan Petroleum Law. Although certain officials of the Iraqi Government have expressed an opinion that the Kurdistan Petroleum Law is invalid and that contracts signed with the KRG are illegal, KRG officials maintain that the Kurdistan Petroleum Law is consistent with the Iraq Constitution and the KRG has obtained, and published, an expert legal opinion in this regard. The Kurdistan Petroleum Law established the Kurdistan Council, comprised of the KRG Prime Minister and several senior KRG ministers. The Kurdistan Council has reviewed all of the contracts entered into before the Kurdistan Petroleum Law was adopted, including the Company’s original EPSA, and amended them in order to bring them into conformity with the Model PSC and the guidelines for commercial terms for PSCs. The PSCs have also subsequently been reviewed by the Kurdistan Council.

The political differences that exist within Iraq regarding the terms of the Draft Federal Petroleum Law and, in particular, the authority of Regions to administer their petroleum resources (as granted under the Iraq Constitution) and the issue of foreign investment and production sharing in Iraq’s upstream petroleum resources have resulted in the situation that the Draft Federal Petroleum Law has not yet been passed into law.

Both Prime Minister Maliki and Oil Minister Abdul Karim Luaibi have been quoted that they would support Kurdistan’s PSCs in their current form, while Deputy Prime Minister Shahristani has been quoted that in his view changes to the contracts will be necessary.

During the second half of 2011 and first half of 2012, a Parliamentary committee of the Government of Iraq reviewed three competing draft federal petroleum laws to determine which one was in agreement with the Iraq Constitution. These three draft laws were as follows:

•	The Draft Federal Petroleum Law as described above;

•	An amended law proposed by the Iraqi Government’s Ministry of Oil and Deputy Prime Minister Shahristani (the “Ministry of Oil Draft Law”); and

•	A draft crafted under the oversight of Parliament oil committee members with the backing of the KRG (the “Parliament Oil Committee Draft Law”).

Each version takes a different approach to structuring the country’s oil sector but all point to a hydrocarbons law as a potential vehicle for settling a number of outstanding issues within Iraq’s oil and gas sector, including access to export and payment mechanisms, contracting rights, management authority, revenue sharing and strategic policymaking. The major difference between the draft laws is that the Ministry of Oil Draft Law would give more power to the Iraqi Government and the Prime Minister to manage Iraq’s natural resources while either the Draft Federal Petroleum Law or the Parliament Oil Committee Draft Law would give provinces and federal regions authority to independently manage their own natural resources without referring to the Iraqi Government. The KRG has argued that the Ministry of Oil Draft Law is not aligned with the Iraq Constitution or Kurdish interests and has advocated the passing of one of the other two laws.

Various other committees were established in 2012 and 2013 and continue to advance the Federal Petroleum Law with no success. Given the elections scheduled during the second quarter of 2014, no progress is anticipated in advancing the Federal Petroleum Law until after the elections are held and the new Government of Iraq is formed.

Export and Payment for Crude Oil from the Kurdistan Region

Although the Iraq federal laws have yet to be enacted to address the future organization of Iraq’s petroleum industry or the sharing of petroleum and other revenues within Iraq, there have been numerous interim agreements between the Government of Iraq and the KRG, however, to date each agreement has not resulted in sustained crude oil exports from the Kurdistan Region, with payments being distributed to the contractors operating the producing fields.

In February 2011 an interim agreement was reached between the KRG and the Government of Iraq with respect to the export and sale of crude oil from Kurdistan (“February 2011 Interim Agreement”). The agreement was reported to provide 50 percent of the revenues from such sales to the KRG in order to reimburse the operators in Kurdistan for costs associated with the producing fields. Operators were obliged to submit to audits of their costs on the producing fields, with the audits to be completed by the Board of Supreme Audit (BSA), the auditing agency of the Government of Iraq. The audits eventually reached an impasse and have added to the list of grievances between the two governments.

Following the February 2011 Interim Agreement, the export of crude oil from Kurdistan commenced from both the Tawke and Taq Taq fields in February 2011. The KRG has confirmed receipt of two payments to date from the Government of Iraq under this agreement, the first payment being received in May 2011 equaling $243 million for production from February and March and distributed to the operators in June 2011. The second payment occurred in the third quarter of 2011, with the KRG confirming it received, in August 2011, the amount of $207 million from the Government of Iraq for a portion of the production exported during the second quarter of 2011. Payments were distributed to the operators in September 2011. In April 2012, the KRG halted exports of oil from Kurdistan stating that the Government of Iraq had not honoured any further payment commitments, but that it would resume exports once the non-payment situation had been resolved. The Government of Iraq responded that it would pay only after Kurdistan cooperated with a mandatory audit of the costs incurred by producers under their respective PSCs.

In August 2012, the KRG restarted oil exports of approximately 100,000 bbl/d in a bid to end the payment dispute with the Government of Iraq. In September 2012, the Iraqi Cabinet ratified a plan to pay the Kurdistan Region for its exports in order to reimburse the operators for costs associated with the producing fields. Under the agreement between the KRG and the Government of Iraq the following terms were set out:

•	The KRG agreed to increase exports to 140,000 bbl/d in September 2012 and to increase exports again to 200,000 bbl/d for the remainder of 2012 and to an average 250,000 bbl/d in 2013;

•	The Government of Iraq would make two payments one for $541 million and a second payment of $292 million;

•	The KRG and Government of Iraq would negotiate further amounts to be paid under the Iraq federal budget in 2013, including any unpaid amounts from production in 2011 and 2012 and for exports made in 2013 from the Kurdistan Region;

•	The BSA, the Iraqi Oil Ministry, the Kurdish Ministry of Natural Resources and the Iraqi Ministry of Finance would audit all of the revenues and costs of oil produced from the Kurdistan Region from 2008 onwards; and

•	The KRG and Government of Iraq would exchange information on quantities of refined crude oil and quantities of oil products, and the KRG would receive 17 percent of the total amount of crude oil refined in Iraq.

Under the agreement, the Government of Iraq distributed to the KRG the first payment of $541 million in October 2012. The Government of Iraq did not make the second payment required under the September 19, 2012 agreement and as a consequence, the KRG again halted exports in December 2012.

In March 2013, the Government of Iraq passed the 2013 Iraq budget despite a boycott by Members of Parliament from the Kurdistan Region and part of the Sunni Iraqi bloc. The 2013 federal budget allocated $645 million for oil companies working under contracts with the KRG, even though the KRG had requested $3.5 billion. The budget included an expected 250,000 bbl/d of oil exports from the Kurdistan Region and provisions that enabled the Government of Iraq to withhold payments to the Kurdistan Region if these expected volumes were not met.

In April 2013, the Kurdistan Region’s Parliament passed a law that established a legal framework for the Region’s oil-funded economic independence from Iraq’s federal system as follows:

1.	It outlines what the Parliament believes are the Kurdistan Region’s economic rights under its interpretation of the Iraq Constitution. The law claims that the Kurdistan Region is owed not only a portion of oil revenues, but also items unpaid from federal budgets since 2004, and aid, loans and payments in compensation for the previous regime’s genocidal Anfal campaign against the Kurdish people.

2.	The law charges regional ministries to calculate the amount owed to the Region, based on that interpretation, which Baghdad has so far failed to pay.

3.	Since the Government of Iraq failed to respond within 30 days under a formal request made by the KRG Cabinet to reach agreement and failed to pay within 90 days of the formal request, the Kurdistan Region stated it “has the right to take action it deems appropriate for obtaining its financial rights under the provisions of this law, including the production, export and sale of crude oil and gas to cover any financial debts the federal government refrains from paying.” The law also asserts that the KRG has the right to “exclusive management of future fields, including marketing of oil and gas produced from them.”

The KRG’s stated reason for enacting the law was that if the Government of Iraq continued to default on the outstanding KRG entitlements then the KRG is authorized to use all other legal means available to compensate for all the unpaid dues, including monetizing the oil produced in the Kurdistan Region.

In May 2013, the Government of Iraq and the KRG reached a tentative agreement to resolve the dispute over payments to foreign companies that has shut down most crude oil exports from the Kurdistan Region. Both sides agreed to an acceleration of the process to enact a federal oil and gas law based on the Draft Federal Petroleum Law from 2007. If the agreement had come into effect, Kurdistan would have resume oil exports of nearly 250,000 bbl/d via the Baghdad-controlled export pipeline. In January 2014, the Iraqi Council of Ministers ratified the draft Government of Iraq 2014 budget. Similar to the 2013 Government of Iraq budget, the draft budget requires Kurdistan to export 400,000 bbl/d of crude oil and contains provisions to deduct any shortfall from the 17 percent share of government revenues to which the Kurdistan Region is entitled. The budget has yet to be voted on by the Iraqi Parliament and ongoing negotiations between the KRG and the Government of Iraq are anticipated to result in changes to the draft budget before being presented to the Iraqi Parliament for approval.

The KRG and the Government of Iraq are reported to have held a number of meetings between late December 2013 and February 2014 to advance discussions on the resumption of oil exports from the Kurdistan Region. The Government of Iraq’s latest proposal allows for a direct transfer to the Kurdistan Region of 17 percent of Kurdish export sales revenue from the Development Fund for Iraq account at the Federal Reserve Bank of New York. The KRG would also receive their share of Iraq’s budget. Marketing is proposed to be handled through a joint arrangement between KOMO and SOMO.

Strengthening Economic Ties Between Kurdistan and Turkey

While continuing to negotiate with the Government of Iraq to formalize a federal petroleum law and reach agreement on an associated payment mechanism, the KRG has also moved forward with plans to build the necessary infrastructure to expand the Region’s export capacity, in particular to build export capability directly to Turkey. The $3.5 billion that the KRG claims as an outstanding receivable for exports of oil that flowed through the Iraqi federal-controlled pipelines since 2011, despite a 2012 agreement between the Government of Iraq and the KRG, and its reduction of the KRG’s federal budget allocations are the reasons cited by the KRG for forging a bilateral energy partnership with Turkey. The U.S., Turkey, and various Iraqi factions are encouraging the KRG and Government of Iraq to reach consensus as it would be expected to bring stability to the Iraqi region.

In May 2012, the Minister of Natural Resources of the KRG, Dr. Ashti Hawrami, announced plans with the Turkish Energy Minister, Taner Yildiz, for joint cooperation between Turkey and Kurdistan for the export of oil and gas. The plans included a 1 million bbl/d, 24 inch and 36 inch oil pipeline in the Kurdistan Region from Khurmala to Fish Khabur at the Turkish border, to tie into the Iraq-Turkey pipeline (ITP); conversion of the 500 MW Dohuk power plant from diesel to gas; and northern extension of the Kor Mor-Chemchemal-Erbil gas pipeline to Dohuk.

In October 2012, Turkey made its first explicit KRG-supportive signals when the Turkish parliament passed legislation permitting Turkey to accept exports of oil to be refined in Turkey in exchange for oil products to be returned to Iraq for electricity generation and for the other fuel usage. This legislation permitted the barter trade of oil from the Kurdistan Region for products back to the Kurdistan Region for the first time.

In January 2013, the KRG approved the export of oil directly from the Taq Taq field in the Kurdistan Region, to Turkey, starting with approximately 2,000-4,000 bbl/d of trucked exports. The KRG exported this oil under its interpretation of the Iraq Constitution and the rights granted to the Regions. The Iraq Oil Minister responded that the exports were illegal and they do not comply with the laws of Iraq. He has threatened legal action against those companies transporting, selling and purchasing this exported crude oil and has indicated that the Government of Iraq may withhold the Kurdistan Region’s share of the federal budget. The KRG subsequently stated that all oil contracts in the Kurdistan Region fall under the purview of the Kurdistan Petroleum Law and that neither the Government of Iraq nor the Iraq Oil Ministry has any jurisdiction to take any legal action against holders of PSCs. The KRG also stated that the Kurdistan Region remains committed to the Iraq Constitution, but that the Iraq Constitution does not provide the Government of Iraq with exclusive powers over the management or export of oil and gas.

Also in January 2013, the Turkish cabinet approved an increase in the state-owned Turkish Petroleum International Company (“TPIC”) 2013 capital budget from $150 million to $500 million and approved transferring ownership of TPIC from state oil company, Turkish Petroleum Corporation (“TPAO”) (which operates in southern Iraq) to BOTAS Petroleum Pipeline Corporation (“BOTAS”) in an effort to boost energy project activities abroad, particularly in northern Iraq.

In March 2013, the Turkish Prime Minister and the KRG moved towards a major energy deal despite strong objections from the Government of Iraq and the United States. Government sources cite that Turkey and the KRG had fully negotiated a final framework for a potential deal, including Turkish companies taking stakes in six or more exploration blocks within the Kurdistan Region, and setting out terms for direct pipeline export of oil and gas from Kurdistan, bypassing the federal distribution system.

In April 2013, Turkey offered to administer the division of oil revenues for any direct oil exports from the Kurdistan Region of Iraq. The offer, which has not been accepted by the Government of Iraq, suggests that an 83 percent portion of sales proceeds could be directed to the Government of Iraq with the remaining 17 percent portion directed to the KRG. The offer was meant to mimic Iraq’s approved budget split whereby the Kurdistan Region is allocated a 17 percent share of Iraq’s oil revenues. The Turkish proposal was met with strong opposition from Baghdad.

In May 2013, the Turkish Prime Minister announced an agreement between the Turkish Government, the KRG and ExxonMobil on oil exploration and in June 2013, the KRG awarded six exploration blocks to an unnamed Turkish entity. A formal agreement between Turkey and the Kurdistan Region of Iraq was executed in November 2013 whereby Kurdistan agreed to export 2 million bbl/d to world markets and at least 10 billion cubic metres of gas to Turkey by 2017. Turkey and the KRG also agreed to build a heavy oil pipeline from the Kurdistan region into Turkey with 1 million bbl/d capacity.

The following timeline shows certain key petroleum-related events in Kurdistan:

Oil and Gas Infrastructure

In 2013, Iraq produced 3.2 million bbl/d and exported 2.4 million bbl/d of crude oil (essentially unchanged from 2012). According to the International Energy Agency, Iraq oil exports are currently running at near full capacity in the south, while oil export capacity in the north is restricted by sabotage and pipelines in poor repair. The ITP (with a capacity of 1.6 million bbl/d) is currently exporting only 300,000 bbl/d from the Northern Iraq fields in and around the super-giant Kirkuk field. This has been the oil pipeline that has been utilized for exports from the Kurdistan Region in recent years, notably the Khurmala Dome.

Since the May 2012 joint cooperation announcement between Turkey and Kurdistan (see “Strengthening Economic Ties Between Kurdistan and Turkey), the northern oil pipeline from Khurmala to Fish Khabur has been constructed with an initial capacity of 150,000 bbl/d. The oil pipeline is now fully capable from an operational standpoint but production has not yet started. By the end of the first half of 2014, Kurdistan is anticipated to have the capacity to export approximately 250,000 bbl/d by pipeline, primarily from the Tawke and Taq Taq fields, with potential to increase pipeline exports to 400,000 bbl/d in early 2015 following installation of more pumping stations. Additional volumes are expected to be trucked, especially heavy crudes, which do not meet required oil specifications even with diluent. Construction of the Taq Taq to Khurmala pipeline has also been completed, and the pipeline has been commissioned and filled with Taq Taq crude (48o API). An additional 12 inch pipeline exists that connects the

Tawke field to Fish Khabur for export with capacity of approximately 100,000 bbl/d. Planned construction of a new 24 inch pipeline using the same right of way will enable Tawke oil exports to be increased to 200,000 bbl/d. The oil pipelines discussed above are highlighted in Figure 2.

Plans are also underway by Gulf Keystone to build a 36 inch heavy oil pipeline from Kurdistan to Turkey, in part using the same right of way as the Khurmala-Fish Khabur pipeline, with a capacity of 440,000 bbl/d. The reason for this separate pipeline is that the crude specification for Kurdish oil delivered via the ITP is 32-34o API (similar to the Kirkuk blend), and Shaikan crude is too heavy (13-17o API) and sulphurous for the pipeline.

Turkey has allocated four oil storage tanks (capacity 2.5 million barrels) at Ceyhan for Kurdish oil since part of the ITP pipeline system is currently being filled by Kurdish oil at Fish Khabur for delivery to Ceyhan but the sale of such Kurdish oil from Ceyhan is on hold pending resolution of the dispute between the KRG and the Government of Iraq over control of oil sales, payments and budget issues.

On August 6, 2013, the Government of Iraq announced plans to build a new northern export pipeline with an estimated 500,000 bbl/d of capacity. This planned 40 inch diameter pipeline would travel the same route as the existing ITP, some 300 kilometres from al-Fatha, in Baiji to the Fish Khabur metering station in the Kurdistan Region where it would tie into the existing ITP enroute to the Turkish port of Ceyhan.

Gas Development in the Kurdistan Region of Iraq

The KRG is committed to gas development with the initial emphasis being fuel for domestic power generation. By converting all power plants in the Kurdistan Region from diesel to gas fuel, the government estimates savings of approximately $1 billion per year will be realized.

Development of domestic gas by the KRG was initiated in 2007. The KRG signed service contracts with Dana Gas UAE for the development of the Kor Mor and Chemchemal gas fields. Both lie close to WesternZagros’s Garmian and Kurdamir Blocks. Production commenced at Kor Mor in 2008 and is currently running at approximately 340 MMcf/d and 15,000 bbl/d of condensate. KAR also supplies associated gas from Khurmala field oil wells to the Khurmala gas plant, but the volumes have been lower than planned. Consequently, the KRG is seeking supply of domestic gas for power generation. On September 18, 2013, the KRG concluded an agreement with DNO and Genel for supply of gas from the Summail field to the Dohuk power plant to displace diesel fuel currently used to generate electricity. Initial deliveries are planned for approximately 100 million cubic feet per day sold on a take-or-pay basis for the duration of the Production Sharing Contract or until deliveries reach one trillion cubic feet. The negotiated sales price ranges between $3 and $4/MMcf for Summail gas. A 10 kilometre pipeline between the Summail field and the Dohuk power plant is currently under construction.

The gas pipelines discussed above are highlighted in Figure 3.

Figure 2: Oil Infrastructure, Kurdistan Region of Iraq

Figure 3: Gas Infrastructure, Kurdistan Region of Iraq

Longer term, the KRG plans to export gas to Turkey, as agreed to by the Turkish government and the KRG in their November 2013 accord, whereby Kurdistan agreed to supply at least 10 billion cubic metres of gas to Turkey by 2017. Turkish gas demand has demonstrated strong growth in recent years, rising from 1.4 Bcf/d in 2000 to 4.1 Bcf/d in 2011, though it stabilized in 2012. Almost 60 percent of Turkish gas imports are from Russia and 20 percent from Iran, for which Turkey pays very high prices (over $10/Mcf). Under the 2013 KRG-Turkey accord, Turkey will have assured access to major Kurdish gas reserves, likely at significantly reduced costs.

On October 9, 2013, the Turkish government announced it is building a large pipeline toward northern Iraq for receipt of natural gas imports from Northern Iraq. The new gas pipeline construction has been started by the Turkish state pipeline company, BOTAS, which is planning to link its existing network to the southeastern city of Mardin. BOTAS has also tendered an engineering contract for a second leg of the pipeline that should run from Mardin to Silopi, at the Iraqi border and anticipates tendering a construction contract in 2014.

The initial gas field development for export in Kurdistan is planned to be Miran West. It will require a 20 km pipeline connection to Chemchemal to join the Kor Mor-Chemchemal-Erbil gas pipeline, which is then planned to be extended to the Turkish border. The existing Kor Mor-Chemchemal-Erbil gas pipeline will need to be upgraded with additional compression or twinned to handle large gas volumes for both domestic use and export.

Future field developments, including the Company’s Kurdamir Discovery, the associated gas cap at the Company’s Sarqala Discovery and other fields, will provide sources of gas for both domestic and export markets through this current and planned infrastructure.

PSC OVERVIEW AND COMMITMENTS

WesternZagros, through its subsidiaries, holds an interest in the Garmian PSC and the Kurdamir PSC. The Garmian and Kurdamir PSCs each govern a separate contract area. The Garmian contract area is operated by WesternZagros, who holds a 40 percent working interest in the Garmian PSC, the KRG holds a 20 percent working interest and the remaining 40 percent working interest is held by Gazprom Neft. The Kurdamir contract area is operated by Talisman who holds a 40 percent working interest. WesternZagros holds a 40 percent working interest and the KRG holds a 20 percent working interest. The Contractor Group for the Garmian PSC is the Company, Gazprom Neft and the KRG and the Contractor Group for the Kurdamir PSC is the Company, Talisman and the KRG.

The contracting party to the Garmian and Kurdamir PSCs is WesternZagros Limited, a wholly-owned subsidiary of the Company. In accordance with the terms of the PSCs, there are certain restrictions, mainly related to obtaining the KRG’s prior approval, on the ability of the wholly-owned subsidiary to sell, transfer, assign or otherwise dispose of all or part of the rights, obligations and interests under each of the PSCs, or where there is a change in control for the wholly-owned subsidiary itself.

Management committees have been established under the terms of both the Garmian PSC and the Kurdamir PSC to provide direction on and approvals for matters related to operations governed by the PSCs. The management committee for the Garmian PSC is made up of two members appointed by the KRG and two members from the Contractor Group, one appointed by WesternZagros and one appointed by Gazprom Neft. The management committee for the Kurdamir PSC is made up of two members appointed by the KRG and two members appointed by Talisman as the operator. The management committees review and approve all work programs and budgets and review, provide advice and make certain recommendations on other operational matters as is required under the PSCs. The chairman of each management committee is a senior representative of the Ministry of Natural Resources of the KRG.

Kurdamir PSC and Garmian PSC: Summary and Commitments

WesternZagros has completed its PSC exploration commitments, as summarized below:

	Kurdamir PSC	Garmian PSC
First Exploration Sub-Period (completed)	August 31, 2012	December 31, 2011

Exploration Obligation	Kurdamir-2 (completed)	Mil Qasim-1 Exploration Well (completed)

Second Exploration Sub-Period	Additional Two Years	Additional Two Years

Exploration Obligation	Kurdamir-3 (completed)	Baram-1 (completed)

Other Extensions	Six Month Extension	One Year Extension

Work commitments	One well	Three wells (extension not pursued by the co-venturers)

PSC Payments (Exploration)	Additional Capacity Building Support Payment payable equal to 3% of WesternZagros Profit Oil. $1.1 million annual payments.	Additional Capacity Building Support Payment payable equal to 3% of WesternZagros Profit Oil. $0.6 million annual payments.

Operator	Talisman	WesternZagros(1)

Ownership	WesternZagros 40%	WesternZagros 40%

	Talisman 40%	Gazprom Neft 40%

	KRG 20%(2)	KRG 20%(2)

(1)	Pursuant to the terms of the Garmian PSC, at the end of the Period, operatorship is to transition from WesternZagros to Gazprom Neft, with the parties anticipating the transfer of operatorship to be completed by December 31, 2014.
(2)	WesternZagros funds 100% of the KRG costs on the Kurdamir Block and 50% of the KRG costs on the Garmian Block, ultimately to be recovered by WesternZagros though the KRG’s share of Cost Recovery Oil, which, pursuant to the terms of the Company PSCs will be paid to WesternZagros.

Kurdamir PSC

Exploration Period and Minimum Work Exploration Obligations

The Kurdamir PSC stipulates that the Exploration Period thereunder shall be subdivided into two sub-periods, with the first exploration sub-period having ended on August 31, 2012, and the option of a second two year exploration sub-period commencing on September 1, 2012 and ending on September 1, 2014. Upon exercise of the option to enter into the second exploration sub-period (which has occurred) a further six month extension to March 1, 2015 is available if the Contractor Group believes additional appraisal work is required prior to making a commercial declaration.

During the first exploration sub-period (as set out in the table above), the Kurdamir PSC stipulated that the Contractor Group had an obligation to drill the Kurdamir-2 exploration well in order to evaluate the Oligocene, Eocene and Cretaceous formations, and commit a minimum of $50 million (gross) for the purpose of drilling and testing the Kurdamir-2 well. The Kurdamir-2 well was spud October 2011 and was drilled to a total depth of approximately 4,000 metres by June 30, 2012, resulting in the Company meeting its commitments related to the first exploration sub-period.

The Company is currently in the second exploration sub-period of the Kurdamir PSC. The Kurdamir PSC specifies the obligation to drill one appraisal well with the commitment of a minimum financial amount of $30 million (gross) for this purpose. It further states that either 35 line kilometres of 2D seismic data or forty (40) square kilometres of 3D seismic data within the Kurdamir Block area may be acquired, processed or interpreted. These operations need to be completed by September 1, 2014 to meet the minimum work obligations under the Kurdamir PSC for the second exploration sub-period. Kurdamir-3, which was spud February 2013, completed drilling and testing operations in December 2013. A 3D seismic appraisal program on the Kurdamir Block was completed in July 2013. These operations satisfied the minimum work obligations under the Kurdamir PSC for the second exploration sub-period.

The Company’s current plans are to complete the appraisal of the Kurdamir Discovery and to prepare for the declaration of commerciality and submission of a development plan under the terms of the Kurdamir PSC.

PSC Payments

Annual PSC payments are payable to the KRG by the Contractor Group during both the Exploration Period (gross, $1.1 million) and during the Development Period (gross, $1.2 million). In addition, Capacity Building Support Payments are payable on three percent of WesternZagros’s share of any Profit Oil received.

Garmian PSC

Exploration Period and Minimum Work Exploration Obligations

The Garmian PSC stipulates that the Exploration Period thereunder shall be subdivided into two sub-periods, with the first exploration sub-period having ended on December 31, 2011, and the option of a second exploration sub-period of two years with a possible further one year extension. The Garmian PSC stipulated that during the first sub-period the Contractor Group had the obligation to perform mapping and sampling field work and to drill the Mil Qasim-1 well to evaluate the Upper Fars formation with the commitment of a minimum of $25 million (gross) for these purposes. During the year ended December 31, 2011, the Company drilled the Mil Qasim-1 exploration well in order to meet these commitments.

During the second exploration sub-period, the Garmian PSC specifies the obligation to drill one exploration commitment well and spend a minimum of $25 million (gross) on drilling and associated geological and geophysical activities. The Company has concluded the second exploration sub-period on the Garmian PSC with the completion of drilling and testing activities at Baram-1. The Company and Gazprom Neft submitted a declaration of commerciality to the KRG on December 23, 2013 for the Sarqala Discovery. The KRG has accepted the declaration of commerciality and, accordingly, the development period of the Garmian PSC commenced effective December 23, 2013. As per the Garmian PSC, within 180 days (i.e. June 21, 2014) the Company and Gazprom Neft are required to submit to the KRG a development plan outlining how the field and other discoveries on the Garmian Block will be developed, including future development wells, facilities and other infrastructure.

WesternZagros, Gazprom Neft and the KRG, have agreed that no further exploration activities will be undertaken following the completion and testing activities at Hasira-1, and the parties will move towards development of discoveries on the Garmian Block. The parties have also agreed on the production areas to be retained at Sarqala, including Mil Qasim and Hasira, for development, with the remainder of the acreage returned to the KRG. The

Company’s current plans are to advance design work in regards to future development plans for the oil discovery in the Sarqala area, which is to be submitted to the KRG by June 21, 2014. Upon approval of the development plan, WesternZagros can commence development investment on the Garmian Block and the Company anticipates KRG approval to commence production operations for crude oil sales into the domestic market or export market.

PSC Payments

Annual PSC payments are payable to the KRG by the Contractor Group during both the Exploration Period (gross, $0.6 million) and during the Development Period (gross, initially $0.9 million and then reduced to $0.6 million for 2017 onwards). In addition, Capacity Building Support Payments are payable on three percent of WesternZagros’s share of any Profit Oil received.

Other Commitments

WesternZagros has entered into various contracts, including contracts for drilling equipment, services and tangibles. The following table summarizes the Company’s portion of estimated commitments in relation to these contracts relating to Garmian Block operations and other contractual obligations as at December 31, 2013 (U.S. $000’s):

	For the Year Ending December 31
	2014	2015	2016	2017	2018+	Total
Drilling rigs	$12,000	$8,000	—	—	—	$20,000
Operations	8,700	—	—	—	—	8,700
Office	1,060	1,240	$1,250	$1,250	—	4,800

Total	$21,760	$9,240	$1,250	$1,250	—	$33,500

During the first quarter of 2013, the Company executed a two-year drilling contract for two rigs for which the Company’s portion is a minimum commitment amount has been included in the table above. In respect of the drilling contract, the Company has placed as security its portion of a $20 million deposit held in trust.

During the preparation of the development plan and its approval by the KRG, and in order to minimise short-term expenses, WesternZagros is in advanced discussions with the KRG and Gazprom Neft to temporarily assign two of its contracted drilling rigs elsewhere for the remainder of 2014. Under this arrangement, the rigs would return to the Company’s Garmian Block for development drilling on Sarqala in early 2015 once the development plan is approved and additional development locations are prepared.

Development, Production and Markets

The Kurdamir and Garmian PSCs provide each respective Contractor Group with the exclusive right to develop and produce any commercial discoveries. The Development Period for producing a commercial discovery is an initial term of 20 years from the date of declaring a commercial discovery with a further automatic right to a five year extension. If commercial production is possible at the end of the first extension period then the Contractor Group shall be entitled to an extension of a further five years under the same terms as in the applicable PSC if a request is made by the Contractor Group at least six months before the end of the first five year extension. Pursuant to the terms of the PSCs, WesternZagros has the right to market its share of oil on the world market. There is an obligation under both of the PSCs to make oil production available to meet regional market demand. Pursuant to both of the PSCs, the price for natural gas is based on the actual price obtained at the delivery point, and ultimate sales contracts and final sales prices are subject to KRG approval.

Although pre-development test production has been sold by the Company domestically, between October 2011 and May 2012, and the Company has also delivered pre-development test production for export during November 2012, it has yet to record commercial production revenue to date. The Company does face certain risks around the payment mechanism for export and political uncertainties which could ultimately impact development, production and markets (see “Risk Factors”).

Production Sharing Contract Payment Terms

The production sharing terms under the PSCs are illustrated in the schematic below, which is followed by a description of the payment terms.

Of the “Total Oil Produced”, “Operations Oil” is available to the Contractor Group for operational needs for the work performed under the PSC. The remaining oil is subject to a 10 percent royalty payment to the KRG. The balance following payment of this royalty is the “Net Available Oil”.

Up to 45 percent of the Net Available Oil is available for Cost Recovery (see further below) with the remainder allocated to “Profit Oil”. In the case of gas, up to 55 percent of the net available gas is available for Cost Recovery with the remainder allocated to “Profit Gas.”

Costs that are capable of being recouped from the proceeds of Cost Recovery oil include all costs and expenditure incurred by the Contractor Group for exploration, development, production and decommissioning operations, as well as other applicable costs and expenditure incurred directly or indirectly with these activities.

The portion of Profit Oil or Profit Gas available to the Contractor Group is based on a sliding scale depending on a calculated R-Factor. The R-Factor is established by reference to the ratio of the Contractor Group’s cumulative revenues actually received to cumulative costs actually incurred.

Oil Case

When the R-Factor (revenue/cost) is below one, the Contractor Group is entitled to 35 percent of the Profit Oil. The Contractor Group’s percentage is then reduced on a linear scale to a minimum of 16 percent if the ratio is 2 or greater. In each case the KRG is entitled to the balance.

Gas Case

When the R-Factor is below one, the Contractor Group is entitled to 40 percent of the Profit Gas. The Contractor Group’s percentage is then reduced on a linear scale to a minimum of 20 percent if the ratio is 2.75 or greater. Cost Recovery Gas is up to 55 percent of Net Available Gas. In each case the KRG is entitled to the balance.

WesternZagros is entitled to a 40 percent share of the Profit Oil or Profit Gas calculated to be available to the Contractor Group, provided that it must pay to the KRG under each of the PSCs a Capacity Building Support Payment equal to three percent of its share of Profit Oil or Profit Gas, as applicable.

Stability Clause

In order to mitigate the political risk of the general region, stability clauses are included in the Kurdamir PSC and the Garmian PSC. Such clauses guarantee the legal, fiscal and economic framework prevailing at the time the relevant PSC was entered into. If there is any change in the legal, fiscal and/or economic framework under the laws of Kurdistan or other laws applicable in or to Kurdistan that detrimentally affects WesternZagros, necessary measures will be taken and/or the terms and conditions of the Kurdamir PSC and Garmian PSC will be altered so as to restore WesternZagros to the same overall economic position that it would have been in had no such change in the legal, fiscal and/or economic framework occurred. Furthermore, to the extent future laws within Kurdistan are implemented and such laws would benefit WesternZagros, it is entitled to obtain such benefits on a prospective basis.

STATEMENT OF OIL AND GAS INFORMATION

WesternZagros has not established any reserves in Iraq although it has established contingent resources relating to its discoveries at Kurdamir and Sarqala. See Schedule A for the Report of Management and Directors on Oil and Gas Disclosure.

Asset Overview

WesternZagros’s principal assets are two blocks, the Kurdamir Block and the Garmian Block, located in the Kurdistan Region of Iraq that are on trend with the super-giant Kirkuk oil field and adjacent to a number of prolific oil and gas discoveries. The figure below illustrates the location of the Garmian and the Kurdamir contract areas in the Kurdistan Region.

WesternZagros has drilled six deep exploration and appraisal wells on the PSC Lands (Sarqala-1, Kurdamir-1, Kurdamir-2, Kurdamir-3, Mil Qasim-1, and Baram-1, as depicted below) and made four discoveries. The Company is currently testing the Hasira-1 well. For a description of these wells, see “Description of Properties”. The Company’s wells within the Kurdamir and Garmian Blocks are depicted below:

Garmian development area subject to final agreement by co-venturers.

Table of Properties

Block Name & Wells	WesternZagros PSC Working Interest (percent)	WesternZagros PSC Paying Interest (percent)	Date awarded to/acquired by WesternZagros	Holders of remaining PSC working interest (percent)	Designated Operator	Maximum contract term(4)
Garmian Block: Sarqala-1, Mil Qasim-1and Hasira-1	40	50	May 4, 2006(1)	Gazprom Neft (40), KRG (20)(2)	WesternZagros(3)	December 23, 2043
Kurdamir Block: Kurdamir-1 and Kurdamir-2 and Kurdamir-3	40	60	May 4, 2006(1)	Talisman (40), KRG (20)(2)	Talisman	March 1, 2045

(1)	Date on which the original EPSA was executed by the KRG and the Company’s subsidiary, WZL. The EPSA was eventually amended to become the Kurdamir PSC and Garmian PSC.
(2)	WesternZagros funds 100 percent of the KRG costs on the Kurdamir Block and 50 percent of the KRG costs on the Garmian Block, ultimately to be recovered by WesternZagros through the KRG’s share of Cost Recovery Oil.
(3)	Pursuant to the terms of the Garmian PSC, at the end of the Exploration Period, operatorship is to transition from WesternZagros to Gazprom Neft, with the parties anticipating the transfer of operatorship to be completed by December 31, 2014.
(4)	The “maximum contract term” is the maximum possible term end date based on the provisions under the PSCs including all permitted extensions during the respective Exploration Periods. The Development Period is for an initial 20 year period from the date of commercial discovery. If commercial production is still possible at the end of this period, the contractors are entitled to an automatic five year extension. If commercial production is still possible at the end of the last period then the Contractor Group shall be entitled to one extension of a further five years under the same terms as in the applicable PSC if a request is made by the Contractor Group at least six months before the end of the first five year extension.

Description of Properties

As audited by Sproule and summarized under “Resources Information” below, the PSC Lands are estimated to contain 565 MMbbl (oil) and 1 billion BOE of Gross Mean Contingent Resources and 1.7 Bbbl (oil) and 2.2 billion BOE of Gross Mean Prospective Resources.

Kurdamir Block

The Kurdamir Block consists of an onshore exploration project area and contains the Kurdamir oil, gas and condensate discoveries in the Oligocene, Eocene and Cretaceous reservoirs. The Gross Mean Contingent Resources for the Kurdamir Block are 541 MMbbl of oil (976 MMBOE) and the Gross Mean Prospective Resources for the Kurdamir Block are 1.3 Bbbl of oil (1.6 billion BOE). Talisman is the operator of the Kurdamir Block.

Kurdamir-1

Kurdamir-1 reached a total depth of 4,077 metres in January 2010; however, due to the high pressure, high temperature (“HPHT”) sour water encountered at this depth, no deeper drilling was possible. The Kurdamir-1 well penetrated the Oligocene, Eocene and Cretaceous formations in which numerous oil and gas shows were encountered over a gross interval of 1,900 metres before the well was drilled into the Gulneri Formation where the HPHT sour water zone was encountered. Well control operations resulting from the high formation pressures were completed on October 14, 2010. Prior to well control operations, the Company successfully completed logging and coring and conducted two open-hole drill stem tests in the Oligocene interval of the Kurdamir-1 well, which confirmed the presence of a gas and condensate reservoir. The Company also subsequently completed two further tests through casing, which proved the existence of an oil column in the Oligocene reservoir beneath the gas and condensate interval. The oil tested from the deeper of the two cased hole tests was from a level that is interpreted to be deeper than the limit of simple four way (anticlinal) closure of the Kurdamir structure as mapped from seismic data. This indicates that the Oligocene reservoir has the potential to be involved in a closure significantly larger than the simple four way closure previously mapped.

Kurdamir-2

Kurdamir-2 was spudded in October 2011 and was completed in December 2012. The well is located approximately two kilometres northeast of the Kurdamir-1 discovery well and targeted the Oligocene, Eocene and Cretaceous reservoirs on the flank of the structure where the combined potential oil interval was anticipated to be at maximum thickness. Kurdamir-2 confirmed the presence of an oil column in both the Oligocene and Eocene reservoirs and extended the previous lowest known oil depth to a level deeper than the limit of the simple four way closure. This proved the existence of a significantly larger trap than initially interpreted. As no oil-water contact had been encountered in Kurdamir-2, the maximum thickness of the oil column was not yet known. The schematic cross section in this section provides a view of the structure, the wells and the associated target reservoirs:

Oligocene Reservoir

During the first quarter of 2012, the Kurdamir-2 well reached the intermediate casing depth of 2,812 metres after drilling through the Oligocene interval. Wireline logs indicated a porous zone of 140 metres thickness within the Oligocene interval, between -1,818 metres sub-sea (“mSS”) and -1,958 mSS, all of which was hydrocarbon bearing. Within this hydrocarbon zone, initial well log data indicated 22 metres of gross natural gas pay above 118 metres of gross oil pay from the first drill stem test (“DST 1”). The test achieved a flow rate of 7.3 MMcf/d of gas and a stabilized flow rate of 950 bbl/d of 47 degree API mixture of light oil and condensate over the final seven hours of the main flow period. No evidence of water was encountered within the Oligocene interval. These initial results from the Kurdamir-2 well were significant for two reasons. First, the 327 metres of porous and fractured Oligocene hydrocarbon column that was proven in the Kurdamir-1 well was significantly increased to at least 420 metres (i.e. from the top of the Oligocene reservoir in the Kurdamir-1 well at -1,525 mSS to the base of the gross oil pay in the Kurdamir-2 well at -1,958 mSS). Second, the bottom of the known oil column was extended down to at least -1,958 mSS, which is significantly deeper than the limit of the four-way closure of the Kurdamir structure previously mapped by the Company from seismic data. This finding, in turn, supports the interpretation that the Oligocene reservoir is involved in a considerably larger trap and that Kurdamir and the Topkhana structure located on the neighbouring block share a common oil leg. WesternZagros does not have an interest in this neighbouring block.

During the fourth quarter of 2012 after drilling to total depth in the Cretaceous reservoir, the Company also completed two successful cased hole tests in two deeper sections of the Oligocene reservoir. The deeper of these two additional tests further increased the proven lowest known oil in the Kurdamir-2 well to at least -2,016 mSS, an additional 58 metres beyond the lowest known oil from the well log data. The test results also validate that the prospective resources contained in the Oligocene reservoir extend still further down the flank of the structure.

The table below summarizes the flow rates from all three intervals tested within the 168 metres gross hydrocarbon column (22 metres of gas and 146 metres of oil) encountered in the Oligocene reservoir in the Kurdamir-2 well:

Kurdamir-2 Oligocene reservoir tests	Tested Interval (mSS)	Stabilized Oil Rate (bbl/d)	Gas Rate (MMcf/d)	Oil API	Apparent Gas-Oil Ratio (scf/bbl)
DST 1 Open hole test (March 2012)	-1,838 to -1,872	950	7.3	38 - 42°	7,684
DST 7 Second cased hole test (December 2012)	-1,924 to -1,948	2,184	10.4	42°	4,762
DST 6 First cased hole test (November 2012)	1,965 to -1,986	3,450	8.8	38°	2,550

The gas rates relative to oil rates for all three test intervals were higher than expected due to the following reasons:

•	DST 1 was an open hole test conducted across the gas-oil contact and, consequently, the test was dominated by gas flowing from the gas cap.

•	DST 6 and 7 were cased hole tests that have anomalously high gas rates that the Company interprets was due to gas being pulled down fractures or other high permeability zones within the reservoir that connected to the gas cap or through channels up the cement behind casing.

The intervals tested in the Oligocene reservoir exhibited good permeability and, with optimally designed well completions to isolate the gas cap, are expected to yield oil production rates in excess of the rates shown in the table above. Based on reservoir data obtained from the Kurdamir testing program and independent engineering assessments, the Company predicts that sustainable production rates of 7,000-11,000 bbl/d are possible for individual wells in the Oligocene reservoir utilizing horizontal drilling and completions technology. These sustainable production rates would follow higher initial flow rates. Horizontal wells will also minimise gas production from the oil leg where it underlies the gas cap.

Eocene Reservoir

During the drilling of the Eocene reservoir section at the Kurdamir-2 well, an interpreted oil bearing, fractured reservoir section with a gross thickness of 275 metres was encountered similar to the Eocene reservoir section encountered in the Kurdamir-1 well. During the fourth quarter of 2012, the Company successfully completed its testing program and proved an oil discovery in the Eocene reservoir. A single cased hole test was performed over a net perforated interval of 108 metres and resulted in the flow of light, 45 degree API oil and sub-commercial flow rates. No formation water was recovered during the test. Following an acid fracture stimulation, the well flowed back a mixture of oil, emulsion and spent acid. This finding provides additional evidence that the Kurdamir and neighbouring Topkhana structure are likely to share a common oil accumulation in the Eocene reservoir. This was the first test of the Eocene reservoir.

Cretaceous Reservoir

On June 29, 2012, the Kurdamir-2 well reached a final total depth of approximately 4,000 metres within the Cretaceous-age Shiranish reservoir. The Shiranish reservoir, as penetrated, is comprised of a gross interval of 510 metres of naturally-fractured marlstones and limestones. Testing through casing was completed in three intervals in the Shiranish. The testing confirmed an oil discovery in low permeability fractured limestones, although the reservoir exhibited non-commercial flow rates in this location. The three cased hole tests over a 221 metre gross interval and resulted in the flow of light, 39 to 40 degree API oil at sub-commercial rates. Despite discovering oil, the results of the test did not give the Company sufficient confidence to assess contingent resources for this reservoir. The Company is encouraged that the Shiranish testing program recovered oil from a depth that is significantly deeper than the limit of closure of the Kurdamir structure at the Cretaceous level as mapped from seismic data. This finding supports the observation that the Shiranish reservoir, in a similar fashion as the Oligocene reservoir and the Eocene reservoir, is also involved in a considerably larger trap and that Kurdamir and the neighbouring Topkhana structure share a common oil accumulation in the Shiranish reservoir.

Kurdamir-3

As operator of the Kurdamir-3 well, Talisman conducted four DSTs in the Oligocene reservoir at Kurdamir-3. DST #1 and #2 were conducted in the lower part of the Oligocene reservoir which exhibited poorer reservoir characteristics (including fewer fractures) than the main porous zone tested in Kurdamir-2. Both tests were conducted at depths below the base of DST #6 in the Kurdamir-2 well which produced light oil at 3,450 bbl/d and 8.8 mmcf/d of natural gas. The results of the third and fourth drill stem tests (DST #3 and DST #4) confirmed the presence of light oil, with an oil-water contact at a depth of at least -2,049 metres mSS, which is a minimum of 33 metres deeper than the lowest known oil at -2,016 metres from the Kurdamir-2 well.

•	DST #1 was conducted over a perforated interval of 12 metres, between -2,162 and -2,174 mSS, across a fracture zone below the base of the reservoir with the objective of proving new lowest known oil. After acidizing the interval, the zone produced a limited amount of oil and spent acid.

•	DST #2 was conducted over four perforated intervals within a gross interval of 105 metres from -2,000 to -2,105 mSS. After acidizing the zones, the well produced 38-degree API oil at low rates with an average water cut of 65 percent.

•	DST #3 was conducted over a perforated interval of 20 metres between -1,960 and -1,980 mSS and flowed 37 degree API light oil at a rate of 633 bbl/d with an average water cut of 55 percent.

•	DST #4 was conducted over a perforated interval of 11 metres between -1,925 and –1,941 mSS and flowed 885 bbl/d of 37 degree API light oil with an average water cut of 55 percent.

The gas-to-oil ratio was approximately 1,000 to 1,100 standard cubic feet per barrel, indicating that the oil leg is likely in connection with the gas cap on the crest of the structure. The total fluid volumes flowed in DST #3 and #4 contained approximately 55 percent water. Well log data and fluid composition supports that the water was a contaminant in the tests and was sourced from deeper than the tested intervals via channels in the cement behind well casing. Flow rates were lower than expected due to the lower density of fractures encountered in the Oligocene reservoir at Kurdamir-3 in comparison with Kurdamir-1 and 2.

Expert analysis by a third party has concluded that due to problems with cement bond integrity there was water channeling upwards through the cement in the well bore annulus that connects DST intervals #3 and #4 to the deeper DST #2 interval. DST #2 straddled an oil-water contact and tested both oil and water. The petrophysical analysis of the DST #3 and DST #4 intervals does not indicate the presence of movable formation water. This further supports that the source of the water in DST #3 and #4 is from deeper within the DST #2 interval.

The Company is evaluating horizontal well options for future operations which are expected to maximize the deliverability of light oil from the field. The 3D seismic will greatly enhance the Company’s ability to identify structural features and closures that are likely to have higher fracture density and then pinpoint drill locations.

The following schematic cross section provides a cross-section view of the Kurdamir structure and well locations on the structure.

Garmian Block

The Garmian Block consists of an onshore development project area and contains the Sarqala-1 and Mil Qasim-1 oil discoveries. The Gross Mean Contingent Resources for the Garmian Block are 24 MMbbl of oil (31 MMBOE) and the Gross Mean Prospective Resources for the Garmian Block are 402 MMbbl of oil (584 million BOE). WesternZagros will operate all initial development activities on the Garmian Block until January 1, 2015. Gazprom Neft will operate all development activities subsequent to that date.

Sarqala-1

Drilling operations at the Company’s first exploration well, Sarqala-1, commenced on May 8, 2008 but were suspended in March 2009 due to operational issues and the drilling assembly becoming stuck in the hole. In March 2011, the Company re-entered the Sarqala-1 well bore and made a significant oil discovery in the Jeribe and Upper Dhiban reservoirs, after drilling an approximately 100 metre long sidetrack to a depth of 3,893 metres. Hydrocarbon shows and log results indicated a potential gross pay interval of over 55 metres in this zone. Initial testing commenced in late May 2011, the Jeribe and Upper Dhiban formations flowed light 40 degree API oil at a stabilized rate of 6,000 bbl/d over the 24 hours of the initial flow period. This rate was achieved through a 36/64 inch choke at a flowing well head pressure of 3,900 psi and without any stimulation. On June 7, 2011, the Company successfully completed the main flow. The well achieved a maximum flow rate of over 9,000 bbl/d after flowing and stabilizing the well at progressively bigger choke sizes until limited by the flow capacity of surface equipment. The maximum flow rate was achieved on a 52/64 inch choke with a wellhead pressure of 2,475 psi. No water was produced during the testing program. Testing rates were constrained by surface equipment specifically in relation to the capacity limitations of the separators.

In September 2011, WesternZagros received approval from the Ministry of Natural Resources of the KRG to start an EWT at Sarqala. First oil production from the EWT was achieved on October 18, 2011 and on October 27, 2011 the Company sold its first oil into the domestic market in Kurdistan. Production from the EWT started at approximately 2,000 bbl/d and increased to 5,000 bbl/d by the end of December 2011. After eight months on EWT, the Jeribe and Upper Dhiban formations in the Sarqala-1 well had produced approximately 1 MMbbl of light oil and the vast majority of sales of test production were to the domestic market in Kurdistan for which WesternZagros was paid by the buyers in advance.

A planned wireline program commenced on May 28, 2012, to remove the pressure gauges in the Sarqala-1 well and prepare it for continued production. During the attempted removal of the gauges, the subsurface valve malfunctioned. The workover of the subsurface valve was completed and the Sarqala-1 well was ready to resume the EWT on July 17, 2012. Subsequent KRG approval to recommence the Sarqala-1 EWT was not received until November 8, 2012 with production directed for export. WesternZagros began delivering crude oil for export sales until halted on November 27, 2012, upon further direction from the KRG as a result of ongoing disputes with the Government of Iraq. A workover of the Sarqala-1 well commenced in March 2014 to increase the production capability above the current capacity of 5,000 bbl/d to an anticipated capacity of up to 10,000 bbl/d. Upon approval of the development plan, the Company anticipates KRG approval to commence production operations for crude sales into the domestic or export market. The current Sarqala facilities may also be expanded to handle any additional volumes of crude oil that Hasira-1 may support if testing is successful from that well.

Hasira-1 Well

The Hasira-1 exploration and appraisal well was spudded on June 6, 2013 with the dual objectives of being a low-risk appraisal well for the Jeribe reservoir from the Sarqala Discovery and an exploration well for the deeper Oligocene formation that exhibited oil shows during the drilling of the Sarqala-1well. Hasira-1 is targeting 25-50 MMBOE of Gross Mean Prospective Resources in the Jeribe reservoir and a further 25-50 MMBOE of Gross Mean Prospective Resources in the Oligocene reservoir. Wireline log interpretations and an open-hole test in the Jeribe reservoir have confirmed the presence of oil and similar reservoir properties as observed in Sarqala-1. The open-hole test flowed oil to surface; however, due to mechanical issues, the test was prematurely suspended before a full testing program could be completed. The mechanical issues have since been resolved and casing has been set across the Jeribe interval. The Company has completed logging operations in the Oligocene reservoir and is preparing to commence testing operations. Additional testing in the Jeribe may be conducted subject to the Oligocene test results.

Mil Qasim-1 and Upper Bakhtiari Wells

Mil Qasim-1 was WesternZagros’s second exploration well on the Garmian Block and is located three kilometres away from Sarqala-1. The drilling and testing of Mil Qasim-1 fulfilled the Company’s remaining work commitments for the first exploration sub-period under the Garmian PSC. Mil Qasim-1 was drilled to a total depth of 2,425 metres in December 2011. The well encountered a gross hydrocarbon bearing interval of approximately 800 metres containing numerous sandstones (each in the range of 2-13 metres thick) in the Lower Bakhtiari and Upper Fars formations. Hydrocarbon shows and wireline logs indicate the presence of oil in the Upper Fars formations and this was the focus of the testing program.

The testing program resulted in the flow of light, 43 to 44 degrees API oil to surface from low permeability sandstone reservoirs and natural fractures in the Upper Fars formation. No hydrogen sulphide gas and no formation water were identified during testing.

In addition, the Mil Qasim-1 well encountered hydrocarbon shows in a high porosity conglomerate and sandstone interval approximately 25 metres thick in the shallow Upper Bakhtiari formation at depths of approximately 500 to 700 metres.

WesternZagros drilled two of the planned three wells to test the potential of the shallow Upper Bakhtiari Formation. This inexpensive two well program recovered oil and gas at sub-commercial rates and formation water. The wells have consequently been suspended, with the third well cancelled and the rig released.

The figure below shows the Mil Qasim and Sarqala structures, the well locations and the target reservoirs

Sarqala/Mil Qasim Structure Cross Section

(Vertical exaggeration 1: 1.5)

Sarqala-2
(proposed)
Sarqala-1
Hasira-1
Mil Qasim-1
1400
1600
1800
2000
2200
2400
2600
2800
3000
3200
3400
3600
3800
4000
4200
4400
4600
4800
5000
5200
5400
TD 2425m
(-2048mSS)
Upper Fars
Lower Fars
Red Beds
Lower Fars
Saliferous Beds
Jeribe/ U. Dhiban
L. Dhiban
Jeribe test to determine
Lowest Known Oil to be
completed post
Oligocene testing
TD 4357m
(-3958mSS)
(-3768mSS)
Mio-
Oligocene
Eocene
Cretaceous
Legend
Carbonate Reservoir
Sandstone Reservoir
Seal
Tested Oil
Prospective Oil
Prospective Gas
Oil Kick
Oil/Gas Shows

Baram-1 Well

The Baram-1 well was spudded on August 13, 2013 targeting a prospect with the potential of approximately 300 MMBOE of Gross Mean Prospective Resources in the Oligocene reservoir. An open-hole test of this reservoir at Baram confirmed a gross interval of 73 metres that flowed 42 degree API light oil and water at an approximate rate of 600 barrels per day. The wireline log and test data obtained indicate the test was conducted across an oil-water contact in low permeability reservoir. Subsequently, the Baram well was relinquished to the KRG as it was considered not covered by the development plan and was considered non-core to WesternZagros’s development plans.

Exploration and Development Activities

Kurdamir Block:

During 2013, the Company and Talisman established a dedicated team to prepare the declaration of commerciality and development plans for the Kurdamir Discovery. The parties are in discussion regarding the timing for submission of such declaration, which is anticipated in the next twelve months. Activities during 2014 will include a 30 day extended well test at the Kurdamir-2 well (anticipated in the second quarter of 2014), and securing a site and long lead materials for a future horizontal well.

Kurdamir 3D Seismic Survey

The Kurdamir 3D seismic survey started in January 2013 and was completed in July 2013. The Kurdamir seismic program was 184 square kilometres and also extended into the neighbouring Topkhana Block (operated by Talisman) to more clearly define the Oligocene, Eocene and Cretaceous reservoirs. Completion of processing the data is anticipated in the third quarter of 2014 and interpretation is underway. Analysis of the 3D seismic data will help define future Kurdamir well locations targeting fractured areas within the reservoir.

Garmian Block:

During 2013, the Company and Gazprom Neft established a dedicated team to prepare the development plans for the Sarqala Discovery. This team has commenced preliminary engineering design for a central processing facility with a design capacity of up to 35,000 bbl/d. The Company and Gazprom Neft are required to submit to the KRG for approval, a development plan for the Sarqala Discovery by June 21, 2014.

Hasira-1 Exploration and Appraisal Well

The Hasira-1 exploration and appraisal well was spudded on June 6, 2013 with the dual objectives of being a low-risk appraisal well for the Jeribe reservoir from the Sarqala Discovery and an exploration well for the deeper Oligocene formation that exhibited oil shows during the drilling of the Sarqala-1well. The Company has completed logging operations in the Oligocene reservoir and is preparing to commence testing operations.. Additional testing in the Jeribe may be conducted subject to the Oligocene test results.

Sarqala-1 Well

The Sarqala-1 well commenced a workover in March 2014 to increase the production capability above the current capacity of 5,000 bbl/d to an anticipated capacity of up to 10,000 bbl/d. Upon approval of the development plan, the Company anticipates commencing production operations for crude sales into the domestic or export market.

Sarqala and Mil Qasim Seismic Acquisition Survey

The acquisition phase and the 3D seismic survey over the Sarqala and Mil Qasim oil discoveries and other exploration prospects which have been relinquished to the KRG was completed on April 8, 2013, on time and on budget. Processing of the data was completed in the fourth quarter of 2013 and interpretation is underway. WesternZagros expects to benefit from this investment in seismic data. The use of this new 3D seismic data will allow future development wells to target locations anticipated to have the best production rates.

Resources Information

WesternZagros has engaged Sproule to audit the Company’s resource estimates with respect to various prospects located in the PSC Lands. An audit of all of these prospects was completed on February 8, 2013 and an update for the Kurdamir Oligocene reservoir was completed on February 10, 2014.

Sproule carried out its independent audit in accordance with the current guidelines outlined in the COGE Handbook which are consistent with the standard of National Instrument 51-101 (“NI 51-101”) Pursuant to the COGE Handbook, an audit is the process whereby an independent qualified reserves auditor carries out procedures designed to allow the independent qualified reserves auditor to provide reasonable assurance that a reporting issuer’s resource data (or specific parts thereof) have, in all material respects, been determined and presented in accordance with the COGE Handbook and are, therefore, free of material misstatement.

Sproule has provided its opinion in the Sproule Reports that, as of the respective dates of such reports, the resource estimates audited by Sproule, as described below, adhere in all material aspects to the “best practices” recommended in the COGE Handbook, were free of material misstatement and, in aggregate, were reasonable representations of the quantities of contingent and/or prospective resources, as applicable, contained in the respective prospects and the technical uncertainties currently associated with them.

Estimates of the oil and total hydrocarbon resources with respect to various prospects located in the PSC Lands are as set forth in the following tables. See “Presentation of Oil and Gas Resources Information” for certain defined terms relating to resource categories and estimates.

As audited by Sproule, as at the respective effective dates of the Sproule Report, the PSC Lands are estimated to contain 565 MMbbl (oil only) or 1 billion BOE of Gross Mean Contingent Resources, and 1.7 MMbbl (oil only) or 2.2 billion BOE of Gross Mean Prospective Resources.

Tables 1(a) and 2(a) Gross Unrisked Contingent Resources (1),(2) Kurdamir and Garmian Blocks Oil, Gas and Condensate	Discovery	Mean Estimate Oil Only MMbbl	Mean Estimate MMBOE MMbbl
	Kurdamir Block
	Kurdamir	541	976
	Garmian Block
	Sarqala(5)	24	31
	Total Contingent Mean Estimate	565	1007

Tables 1(b), and 2 (b), 2(c) Gross Unrisked Prospective Resources (1),(3) Kurdamir and Garmian Blocks Oil, Gas and Condensate	Discovery	Mean Estimate Oil Only MMbbl	Mean Estimate MMBOE MMbbl
	Kurdamir Block
	Kurdamir	1321	1616
	Garmian Block
	Sarqala (5)	305	463
	Mil Qasim (Upper Fars)	106	121
	Sub Total Kurdamir Block	1321	1616
	Sub Total Garmian Block	411	584
	Total Prospective Mean Estimate	1732	2200

Table 1(a) Gross Unrisked Contingent Resources (1),(2) Kurdamir Block Oil, Gas and Condensate Oligocene Reservoir as of Feb 10, 2014; Eocene Reservoir as of Feb 8, 2013				Low Estimate	Best Estimate	High Estimate	Mean Estimate
	Discovery	Reservoir	Hydrocarbon	P90 (1C)	P50 (2C)	P10 (3C)	Mean
			Type	MMbbl/Bcf	MMbbl/Bcf	MMbbl/Bcf	MMbbl/Bcf
	Kurdamir	Tertiary Oligocene	Oil	220	366	576	386
			Solution Gas	211	380	626	404
			Associated Gas	999	1414	1926	1443
			Condensate	34	55	80	56
			MMBOE	456	720	1081	750
	Kurdamir	Tertiary Eocene	Oil	69	138	263	155
			Solution Gas	115	245	480	280
			Associated Gas	90	130	180	130
			Condensate	2	3	5	3
			MMBOE	105	204	378	226
	Kurdamir Total Mean MMbbl Oil Only – Gross Unrisked Contingent Resources						541
	Kurdamir Total Mean MMBOE - Gross Unrisked Contingent Resources						976

Table 1(b) Gross Unrisked Prospective Resources (1), (3) Kurdamir Block Oil, Gas and Condensate Oligocene Reservoir as of Feb 10, 2014; Eocene and Cretaceous Reservoirs as of Feb 8, 2013				Low Estimate	Best Estimate	High Estimate	Mean Estimate
	Discovery	Reservoir	Hydrocarbon	P90	P50	P10	Mean
			Type	MMbbl	MMbbl	MMbbl	MMbbl
	Kurdamir	Tertiary Oligocene	Oil	552	1004	1739	1084
			Solution Gas	549	1033	1838	1129
			MMBOE	644	1176	2045	1272
	Kurdamir	Tertiary Eocene	Oil	31	91	202	107
			Solution Gas	50	160	350	185
			MMBOE	39	118	260	138
	Kurdamir	Cretaceous	Oil	38	108	243	130
			Solution Gas	75	225	525	275
			Associated Gas	65	140	260	155
			Condensate	2	4	8	4
			MMBOE	63	173	382	206
	Kurdamir Total Mean MMbbl Oil Only - Gross Unrisked Prospective Resources						1321
	Kurdamir Total Mean MMBOE - Gross Unrisked Prospective Resources						1616

Table 2(a) Gross Unrisked Contingent Resources (1), (2) Garmian Block Oil, Gas and Condensate As of Feb 8, 2013				Low Estimate	Best Estimate	High Estimate	Mean Estimate
	Discovery	Reservoir	Hydrocarbon	P90	P50	P10	Mean
			Type	MMbbl	MMbbl	MMbbl	MMbbl
	Sarqala(5)	Jeribe / Upper Dhiban	Oil	9	21	44	24
			Solution Gas	15	35	70	40
			MMBOE	12	27	56	31
	Jeribe/Upper Dhiban Total Mean Oil Only - Gross Unrisked Contingent Resources						24
	Jeribe/Upper Dhiban Total Mean MMBOE – Gross Unrisked Contingent Resources						31

Table 2(b) Gross Unrisked Prospective Resources(1), (3) Garmian Block Oil, Gas and Condensate As of Feb 8, 2013				Low Estimate	Best Estimate	High Estimate	Mean Estimate
	Discovery	Reservoir	Hydrocarbon	P90	P50	P10	Mean
			Type	MMbbl	MMbbl	MMbbl	MMbbl
	Sarqala(5)	Structure Below Lowest Known Oil Jeribe/Upper Dhiban	Oil	17	49	125	63
			Solution Gas	30	80	195	100
			MMBOE	22	62	158	80
	Sarqala	Potential Extension Southwest Flank Jeribe/Upper Dhiban	Oil	14	87	304	135
			Solution Gas	20	140	485	215
			MMBOE	17	110	384	171
	Jeribe/Upper Dhiban Total Mean Oil Only - Gross Unrisked Prospective Resources						198
	Jeribe/Upper Dhiban Total Mean MMBOE - Gross Unrisked Prospective Resources						251

Table 2(c) Gross Unrisked Prospective Resources (1), (3) Garmian Block Oil, Gas and Condensate As of Feb 8, 2013				Low Estimate	Best Estimate	High Estimate	Mean Estimate
	Discovery	Reservoir	Hydrocarbon	P90	P50	P10	Mean
			Type	MMbbl	MMbbl	MMbbl	MMbbl
	Sarqala(5)	Jeribe / Upper Dhiban	Oil	31	136	429	198
			MMBOE	39	172	542	251
	Sarqala(5)	Mio- Oligocene	Oil	18	41	87	48
			Solution Gas	20	75	180	90
			MMBOE	21	54	117	63
	Sarqala(5)	Eocene	Oil	5	33	127	52
			Solution Gas	65	330	1055	470
			MMBOE	16	88	303	130
	Sarqala(5)	Cretaceous	Oil	1	5	17	7
			Solution Gas	17	55	160	75
			MMBOE	4	14	44	20
	Jeribe/Upper Dhiban Total Mean Oil Only - Gross Unrisked Prospective Resources						305
	Jeribe/Upper Dhiban Total Mean MMBOE – Gross Unrisked Prospective Resources						463
	Mil Qasim	Upper Fars	Oil	7	63	265	106
			Solution Gas	5	45	225	90
			MMBOE	8	71	303	121
	Mil Qasim Total Mean Oil Only - Gross Unrisked Prospective Resources						106
	Mil Qasim Total Mean MMBOE - Gross Unrisked Prospective Resources						121

Notes to Tables 1(a), (b), and 2 (a), (b), (c):

1)	The resources presented are the gross volumes estimated for the indicated reservoirs without any adjustments for the Company’s working interest or encumbrances. For a description of the production sharing terms under the PSCs, see “PSC Overview and Commitments – Production Sharing Contract Payment Terms”.
2)	Contingent resources have an associated chance of development (economic, regulatory, market and facility, corporate commitment or political risks). These estimates have not been risked for the chance of development. There is no certainty that the contingent resources will be developed and, if they are developed, there is no certainty as to the timing of such development or that it will be commercially viable to produce any portion of the contingent resources. There are several non-technical contingencies that prevent the classification of the contingent resources as reserves. On both the Kurdamir Block and the Garmian Block, the Company is still in the process of preparing development plans, including permanent oil production facilities which utilize the associated natural gas from such production. These development plans will need to be approved by its co-venturers and then submitted to and approved by the KRG. On the Kurdamir Block, additional information may still be need to be obtained by further appraisal drilling and testing in order to finalize such development plans. In addition to the lack of development plans for either the Kurdamir Block or the Garmian Block, no federal Iraqi legislation has been agreed to or enacted to address the future organization of Iraq’s petroleum industry or the sharing of petroleum and other revenues within Iraq. Failure to enact federal legislation (or the enactment of federal legislation contradictory to the existing Kurdistan Petroleum Law and related laws) could materially adversely impact the commercial feasibility of developing the resources. With respect to discovered gas resources, there is currently no developed market in Kurdistan and very limited infrastructure to enable companies to sell or export gas and therefore development may be more challenging and take longer. While it is premature at this time to identify the economic viability of any of the contingent resources, the Company is actively carrying out the necessary economic assessment(s).

3)	These estimates have not been risked for the chance of discovery or for the chance of development. There is no certainty that any portion of the prospective resources will be discovered. If a discovery is made, there is no certainty that it will be developed or, if it is developed, there is no certainty as to the timing of such development or that it will be commercially viable to produce any portion of the prospective resources. Prospective resources are undiscovered resources that indicate development potential in the event the discovery is commercial and should not be construed as reserves or contingent resources.
4)	The gross unrisked contingent resources for gas reflect reductions for condensate recovery, surface losses, and fuel gas.
5)	The Sarqala resource estimates have not yet been updated to reflect drilling results for the Hasira-1 well. An update will be completed subsequent to completion of logging, testing and integration of data.

Significant Factors Relevant to the Resource Estimates

Risk Associated with the Estimates

Basic reservoir parameters will vary within the reservoir of interest and some of these parameters such as porosity, net hydrocarbon pay thickness and water saturation may affect the volume of hydrocarbon estimated to be present. Additional reservoir parameters such as permeability, the presence or absence of bottom water and the specific mineralogy of the reservoir rock may affect the effectiveness of the recovery process. Recovery of the resources may also be affected by the availability and quality of source water, availability of fuel gas, and well and plant equipment malfunction or failure. There is no certainty that certain mineral interests are not affected by ownership considerations that have not yet come to light. The Company has engaged professional geologists and engineers to evaluate the reservoir and prepare development and depletion plans, however process implementation risk remains. This risk is related to factors such as vertical and areal conformance of the process in the reservoir, operational capacity and reliability of wells and facilities, and the effectiveness of the process in mobilizing oil to the vicinity of the production wells where it can be captured.

Substantial Capital Requirements

WesternZagros’s drilling program on the PSC Lands is still at a relatively early evaluation stage and while the specific scope, timing and capital cost of appraisal and development activities is still uncertain at this time. WesternZagros anticipates having to make substantial capital expenditures for development and production of oil and gas reserves. There is no certainty that the Company will be successful in funding any such activities. Prolonged market instability, the outlook regarding oil and gas prices, the political situation in Iraq and availability of markets for production are some factors that will influence the availability of funding. The inability to access sufficient capital, at acceptable terms and within required time frames, could have a material adverse effect on WesternZagros’s financial condition and its ability to develop the resources.

Ability to Execute Development Programs

It may not always be possible for WesternZagros to execute its development strategies in the manner in which the Company considers optimal. WesternZagros’s development programs in Iraq involve the need to obtain approvals from relevant authorities that may require conditions to be satisfied or the exercise of discretion by the relevant authorities. It may not be possible for such conditions to be satisfied and there can be no assurance that the actions of present or future authorities will not materially and adversely affect the Company’s ability to execute its development programs.

In addition, Talisman is currently the operator of the Kurdamir Block and operatorship of the Garmian Block will be transitioned to Gazprom Neft by the end of 2014. To the extent that the Company is not the operator of its oil and gas properties, it will have limited ability to exercise direction or control over the operation of those properties or their associated costs. The Company’s return on such properties will therefore depend upon a number of factors that may be outside of its control, including the timing and amount of capital expenditures, as well as the operator’s expertise and financial resources, selection of technology and risk management practices.

Legislative Issues

No federal Iraq legislation has been agreed to or enacted by the Iraq Council of Ministers (Cabinet) and Council of Representatives (Parliament) to address the future organization of Iraq’s petroleum industry or the sharing of petroleum and other revenues within Iraq. Certain officials of the Government of Iraq have expressed an opinion that the Kurdistan Petroleum Law is invalid. Failure to enact federal legislation (or the enactment of federal legislation contradictory to the Kurdistan Petroleum Law) could materially adversely impact WesternZagros’s interest in the PSCs and the commercial feasibility of development.

Export Uncertainties

WesternZagros’s ability to export production from its oil and gas discoveries will depend on its ability to secure transportation. WesternZagros may be affected by deliverability uncertainties related to the proximity of its production to pipelines and processing facilities and operational problems affecting such pipelines and facilities as well as potential government regulation relating to price and the export of oil and gas. Currently, the Government of Iraq controls all export oil sales, including those from the KRG. As a result, the proceeds of such sales are received by the Government of Iraq, which in turn and in accordance with an interim agreement, is required to pass on the oil contractors’ entitlements to such proceeds (50% of revenues) to the contractors through the KRG. To date, the Government of Iraq has not passed on the contractors’ full entitlements to export sales proceeds and there is ongoing uncertainty relating to the payment mechanism for export oil.

Lack of Gas Markets and Infrastructure

There is currently no developed market for natural gas in Kurdistan and a limited market in Iraq as a whole, and there is currently very limited infrastructure to enable companies in Kurdistan to sell or export gas. If the necessary infrastructure to sell or export natural gas is not developed in Kurdistan, WesternZagros may not be able to exploit its natural gas resources.

Additional Risks

Additional risks associated with the estimates of the contingent and prospective resources include risks associated with the oil and gas industry generally (ie. operational risks in exploration, development and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of estimates and projections related to production; costs and expenses; health, safety, security and environmental risks; and the uncertainty of resource estimates), drilling equipment availability and efficiency, the ability to attract and retain key personnel, the risk of commodity price and foreign exchange rate fluctuations, the uncertainty associated with dealing with governments and obtaining regulatory approvals, and the risk associated with international activity. These risks and uncertainties are further described under the heading “Risk Factors”.

Properties with No Attributed Reserves

The following table sets out WesternZagros’s undeveloped land position, all of which is related to the PSC Lands and located in Kurdistan. For the Garmian PSC, the land position includes the acreage retained by the development area for the Sarqala and Mil Qasim discoveries.

Gross(1)		Net(2)
Kurdamir	84,015 acres	33,606 acres
Garmian(3)	32,370 acres	12,948 acres

	116,385 acres	46,554 acres

Notes:

(1)	“Gross” means the total number of acres in which WesternZagros has a working interest.
(2)	“Net” means the number obtained by multiplying the number of gross acres by WesternZagros’s 40 percent working interest therein.
(3)	Garmian development area subject to final agreement by co-venturers.

No reserves have yet been attributed to the PSC Lands. While contingent resources have been attributed to some of the prospects on the PSC Lands, there are still several contingencies that prevent their classification as reserves at this time. In addition, there are significant risks and uncertainties that are associated with the Company’s ability to commercially recover resources from the PSC Lands and develop them. See “Resources Information” above for a discussion of such contingencies and risks, which include current uncertainties around the specific scope and timing of the development of the PSC Lands; the ability of the Company to fund future capital expenditures; the current lack of federal Iraq legislation with respect to Iraq’s petroleum industry and revenue sharing; export uncertainties and lack of gas markets and infrastructure.

Oil and Gas Wells

The Company drilled five exploration wells on its PSC lands in 2013 (Kurdamir-3, Baram-1, Hasira-1 and two Upper Bakhtiari wells) held a working interest in nine wells as at December 31, 2013, being Sarqala-1, Mil Qasim-1, Kurdamir-1, Kurdamir-2, Kurdamir-3, Baram-1, Hasira-1 and two Upper Bakhtari wells. All of the wells are located in Kurdistan and none are currently producing. Note that Baram-1 has been relinquished to the KRG, see a description of the “Baram-1 well” within the “Statement of Oil and Gas Information”. Further information in respect of each is provided under “Exploration and Development Activities”, “Description of Properties - Kurdamir Block” and “Description of Properties - Garmian Block”.

Costs Incurred

The following table summarizes the capital expenditures made by WesternZagros related to its operations in Iraq for the year ended December 31, 2013:

Property Acquisition Costs(1)	Exploration Costs(2)	Development Costs
—	$131.6 million	—

Note:

(1)	All property acquisition costs were incurred in respect of unproved properties.
(2)	Exploration costs as presented are prior to the change in non-cash investing capital, deposits into trust, disposals and gross proceeds received and payments made related to oil sales.

Production History

For the year ended December 31, 2012, the Company’s only production was from the extended well test at Sarqala-1 which first began in October 2011. This production was not defined within the terms of the Garmian PSC as the field has not yet been declared commercial thereunder. All of the proceeds received from the extended well test were from sales into the domestic market in the Kurdistan Region during the period October 2011 to May 2012, under the auspices of the KRG. For the year ended December 31, 2012, the Company executed five contracts and received gross payments totaling $39.6 million in advance from the buyers for approximately 731,000 bbls of test production (sales of test oil first commenced during the three months ended December 31, 2011, for which gross proceeds received totaled $12.9 million for approximately 450,000 bbls of test production). Following the retroactive application of the Garmian PSC terms to the total deemed sales and the resulting settlement with the KRG and Gazprom Neft following the TPPI assignment, the Company’s total net entitlement for sales of test oil for the entire period of October 2011 to May 2012 was $14.9 million (approximately $3.5 million for the three month period ended December 31, 2011, and $11.5 million for the five month period ended May 31, 2012). In November 2012, the Company also delivered approximately 88,000 (gross) bbls for export. The Company has not been paid for the volumes that were delivered for export, but expects its net entitlement to be based on the terms of the Garmian PSC. There is uncertainty relating to the amount and the timing of proceeds due for this oil.

For the year ended December 31, 2013, the Sarqala-1 extended well test remained halted. Under the auspices of the Ministry of Natural Resources, the Company sold approximately 3,800 bbls of oil inventory from tankage into the Kurdistan Region domestic market during May 2013. The Company received $0.25 million of gross proceeds ($0.07 million of net proceeds) in advance from the buyer, and settled the KRG and Gazprom Neft net entitlements in accordance with production sharing terms of the Garmian PSC.

In accordance with International Financial Reporting Standards, the Company is still in the exploration stage of development and any proceeds received, net of costs, will continue to be credited against exploration and evaluation expenditures in the Company’s financial statements.

Additional Information Concerning Abandonment and Reclamation Costs

The Company estimates the abandonment and reclamation costs of wells, facilities and pipelines based on engineering estimates using current costs and technology and in accordance with industry practice. As of December 31, 2013, the Company did not have any applicable facilities or pipelines and has recorded abandonment and reclamation costs only in association with the nine wells drilled or spud prior thereto. The future abandonment and reclamation costs, net of estimated salvage value, expected to be incurred by the Company in relation to these wells and any related facilities is $10.7 million (and at December 31, 2013, is $4.7 million using a discount rate of 3.24% and is $0.9 million when using a discount rate of 10%). The Company does not expect to incur any of these costs over the next three financial years.

Taxes and Exchange Controls

Revenues generated pursuant to the PSC by WesternZagros are on a tax paid basis and therefore no income taxes are payable thereunder by WesternZagros in Kurdistan.

There are no existing exchange controls in Iraq which would affect the operations of WesternZagros.

DESCRIPTION OF CAPITAL STRUCTURE

WesternZagros is authorized to issue an unlimited number of Common Shares, Class A Preferred Shares, issuable in series, and Class B Preferred Shares.

Common Shares

Holders of Common Shares are entitled to one vote per Common Share at meetings of holders of Common Shares, to receive dividends if, as and when declared by the Board and to receive pro rata the remaining property and assets of WesternZagros upon its dissolution or winding-up, subject to the rights of shares having priority over the Common Shares.

Class A Preferred Shares

The Class A Preferred Shares will be issuable in series and each series of Class A Preferred Shares will have such rights, restrictions, conditions and limitations as the Board may from time to time determine. Holders of Class A Preferred Shares will be entitled, in priority to holders of Common Shares, to be paid rateably with holders of each other series of Class A Preferred Shares the amount of accumulated dividends, if any, specified to be payable preferentially to the holders of such series and, upon liquidation, dissolution or winding up of WesternZagros, in priority to holders of Common Shares, to be paid rateably with holders of each other series of Class A Preferred Shares the amount, if any, specified as being payable preferentially to holders of such series.

Class B Preferred Shares

The Class B Preferred Shares were created and issued solely for the purpose of facilitating certain required transactions in connection with the Arrangement. Following completion of these transactions, no Class B Preferred Shares were issued or outstanding and WesternZagros has no intention of issuing any further Class B Preferred Shares in the future.

DIVIDENDS

WesternZagros has not declared or paid any dividends on its securities since its incorporation. Any decision to pay dividends on the Common Shares or any other outstanding class of shares, from time to time, will be made by the Board on the basis of the Company’s earnings, financial requirements and other conditions existing at such future time. At present, WesternZagros does not anticipate declaring and paying any dividends in the foreseeable future.

PRIOR SALES

Except for the following, no unlisted securities of the Company were sold during the 2013 year. On June 18, 2013 and July 2, 2013, the Company completed issuances of Cdn$70 million and Cdn$30 million, respectively, of principal amounts of Convertible Notes. The Convertible Notes have a face value of Cdn$1,000 per note and were issued at par. The Convertible Notes have a coupon rate of 4 percent per annum, a maturity date of December 31, 2015, and are convertible into Common Shares of the Company at the option of the holders at a conversion price of Cdn $1.45 per Common Share.

MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSXV under the symbol “WZR”. The following table sets forth the price ranges and volume traded of Common Shares as reported by the TSXV for the periods indicated.

Period	High (Cdn$)	Low (Cdn$)	Close (Cdn$)	Volume
2013
January	1.10	1.04	1.07	20,515,639
February	1.04	1.01	1.02	7,272,458
March	1.11	1.07	1.09	9,053,492
April	1.09	1.05	1.07	4,146,088
May	1.12	1.07	1.09	9,060,713
June	1.26	1.21	1.25	18,624,209
July	1.38	1.32	1.35	9,824,726
August	1.37	1.30	1.33	26,528,021
September	0.98	0.94	0.96	12,036,364
October	0.96	0.92	0.94	22,066,532
November	0.88	0.83	0.85	64,097,340
December	0.87	0.82	0.84	15,031,838

DIRECTORS AND EXECUTIVE OFFICERS

Name, Address and Occupation

The following table sets forth the names, province or state and country of residence, present positions with WesternZagros and principal occupations during the past five years of the executive officers and directors of WesternZagros as of the date hereof.

Name and Residence	Office(s) with WesternZagros	Principal Occupations

David J. Boone(1)(3) Alberta, Canada	Director	Independent businessman. From September 2008 to July 2013, President and Chief Executive Officer of Barrick Energy Inc., a wholly owned oil and gas subsidiary of Barrick Gold Corporation (a public gold and precious metals company). Prior thereto, President of Escavar Energy Inc., a private oil and gas company.

Fred J. Dyment(1)(4) Alberta, Canada	Director and Chairman	Independent businessman. Most recently, Chief Executive Officer of Ranger Oil. Prior thereto, Controller, Vice President Finance and Chief Financial Officer of Ranger Oil, and Chief Executive Officer of Maxx Petroleum Company.

John Frangos (3)(4) Alberta, Canada	Director	Independent businessman. Most recently, co-founder, as well as Executive Vice President and Chief Operating Officer of WOSI. Prior thereto, Vice President, International Business Development, BHP Billiton Minerals Business Unit.

Name and Residence	Office(s) with WesternZagros	Principal Occupations

M. Simon Hatfield Alberta, Canada	Director and Chief Executive Officer	From April 2009 to present, Chief Executive Officer of WesternZagros. Prior thereto, from October 2007 to April 2009, President of WesternZagros. Prior thereto, Vice President and Managing Director (Oil and Gas Group) of WOSI, a public oil and gas company.

John Howland	Director	President of Crest Investment Company.

James C. Houck(2)(3) Alberta, Canada	Director	Independent businessman. From January 2009 to July 2012, President and Chief Executive Officer of The Churchill Corporation, a public diversified construction company. Prior thereto, from April 2005 to October 2007, President and Chief Executive Officer of WOSI, a public oil and gas company.

Randall Oliphant(1)(2) Ontario, Canada	Director	From June 2009 to present, Executive Chairman of New Gold Inc., a public mining company. From February 2006 to May 2009, Chairman of Western Goldfields Inc., a public mining company.

William Wallace(2)(4) Colorado, United States	Director	Independent businessman. Most recently, Vice Chairman and Director of Barrett Resources. Prior thereto, President and Chief Operating Officer of Plains Petroleum Company, Regional Vice President and Vice Exploration with Texaco, and Group Vice President of CSX Oil and Gas Company.

Gregory Stevenson Alberta, Canada	Chief Financial Officer	From December 2009 to present, Chief Financial Officer of WesternZagros. Prior thereto, from October 2007 to December 2009, Vice President, Finance of WesternZagros. Prior thereto, Controller of WOSI, a public oil and gas company.

Michael Mossman Alberta, Canada	Senior Vice President Engineering and Operations	From November 2012 to present, Senior Vice President Engineering and Operations of WesternZagros. Prior thereto, from June 2012 to November 2012, Vice President Operations of WesternZagros. Prior thereto from 2009 to 2011, Vice President Operations, BP North Africa and Country Manager BP North Africa. Prior thereto, President, Salah Gas Association Algeria for BP.

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Governance Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Health, Safety, Environment & Security Committee.

Messrs. Boone, Dyment, Frangos, Hatfield, Houck and Oliphant have been directors since 2007. Mr. Wallace has been a director since 2008 and Mr. Howland has been a director since March 2013. Each of the directors was re-elected at the last annual meeting of Shareholders to serve as a director until the next annual meeting of the Shareholders or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the articles or by-laws of the Company.

As of the date hereof, the directors and executive officers of WesternZagros, as a group, beneficially own, directly or indirectly, or exercise control or direction over 13,006,174 Common Shares or approximately 2.6 percent of the issued and outstanding Common Shares. Crest also owns 93,998,437 Common Shares (approximately 19.8 percent of the issued and outstanding Common Shares). In addition, the directors and executive officers of WesternZagros, as a group, hold Options to purchase 16,119,000 Common Shares and Crest holds Convertible Notes convertible into 13,655,172 Common Shares.

Cease Trade Orders and Bankruptcies

To the knowledge of management of the Company, no director or executive officer of WesternZagros, or, in the case of (b) below, a Shareholder holding a sufficient number of Common Shares to affect materially the control of WesternZagros is or has been, within 10 years before the date hereof: (a) a director, chief executive officer or chief financial officer of any company (including WesternZagros) that (i) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days (an “order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (b) a director or executive officer of any company (including WesternZagros) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to its own bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Personal Bankruptcies

To the knowledge of management of the Company, no director or executive officer of WesternZagros, or a Shareholder holding a sufficient number of Common Shares to affect materially the control of WesternZagros, has, within 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or Shareholder.

Penalties or Sanctions

To the knowledge of management of the Company, no director or executive officer of WesternZagros, or a Shareholder holding a sufficient number of Common Shares to affect materially the control of WesternZagros, has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

There are potential conflicts of interest to which the directors and executive officers of WesternZagros will be subject in connection with the operations of WesternZagros. In particular, certain of the directors of WesternZagros are involved director positions with other oil and gas companies whose operations may, from time to time, be in direct competition with those of WesternZagros or with entities which may, from time to time, provide financing to, or make equity investments in WesternZagros or in competitors of WesternZagros. Conflicts, if any, will be subject to the procedures and remedies available under the ABCA. The ABCA provides that, in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided by the ABCA. As of the date hereof, management of the Company is not aware of any existing or potential material conflicts of interest between WesternZagros and any director or executive officer of WesternZagros other than Mr. Howland who is an executive officer of Crest and has been nominated as a director of WesternZagros by Crest pursuant to the Second Investment Agreement. Crest is the largest shareholder of WesternZagros and holds $19.8 million principal amount of convertible senior unsecured notes of WesternZagros. Crest’s relationship with the Company may cause conflicts of interest to arise which may be material. Any such potential conflicts will be managed in accordance with the provisions of the ABCA, as well as through the use of in camera meetings at which Mr. Howland is not present, where necessary.

RISK FACTORS

Risks Relating to WesternZagros’s Operations in the Kurdistan Region of Iraq

Substantially all of WesternZagros’s assets and operations are located in the Kurdistan Region. Political, economic, legal and social conditions in the Kurdistan Region and in Iraq, as well as in the Middle East (including Turkey) and surrounding areas could materially and adversely affect WesternZagros’s business

Substantially all of WesternZagros’s assets are located in the Kurdistan Region of Iraq. The Kurdistan Region and Iraq have a history of political and social instability. As a result, the Company is subject to political, economic and other uncertainties that are not within its control. These include, but are not limited to, the uncertainty of negotiating with foreign governments, changes in government policies and legislation, adverse legislation or determinations or rulings by governmental authorities, disputes between the Government of Iraq and the Kurdistan Region and the possibility that these disputes could expand to include disputes over sovereign rights and the Kurdistan Region potentially seeking independence from Iraq, currency fluctuations, devaluations and controls, high inflation, disputes between various levels of authorities, arbitrating and enforcing claims against entities that may claim sovereignty, authorities claiming jurisdiction, potential implementation of exchange controls and/or royalty regimes and increases in the government’s share and other risks arising out of foreign governmental sovereignty over the areas in which WesternZagros’s operations are conducted.

WesternZagros’s operations may also be adversely affected by social instability, changes in crude oil or natural gas pricing policy (or in the personnel administering such policy), availability of oil transport trucks, availability of current Iraq pipeline export infrastructure, the necessary political approvals, the availability of the Kurdistan to Turkey pipeline which would provide anticipated direct export capability for the Kurdistan Region in 2014, finding acceptable gas conservation solutions, the risks of war, terrorism, guerrilla activities, insurrections, border disputes, military repression, civil disorder, crime, abduction, expropriation of property without fair compensation, nationalization, renegotiation or nullification of existing concessions and contracts, taxation policies, economic or other sanctions (imposed by other countries or regions), the imposition of specific drilling obligations, oil export or pipeline restrictions and the development and abandonment of fields.

The Company works in good faith to reduce certain of these risks, including through provisions in both the Kurdamir PSC and the Garmian PSC and with the KRG. These provisions guarantee the legal, fiscal and economic framework prevailing at the time the relevant PSCs were entered into. If there is any change in the legal, fiscal and/or economic framework under the laws of Kurdistan or other laws applicable in or to Kurdistan which detrimentally affects WesternZagros, necessary measures will be taken and/or the terms and conditions of the Kurdamir PSC and Garmian PSC will be altered so as to restore WesternZagros to the same overall economic position that it would have been in had no such change in the legal, fiscal and/or economic framework occurred. Furthermore, to the extent future laws within Kurdistan are implemented and such laws would benefit WesternZagros, it is entitled to obtain such benefits on a prospective basis. However, no assurance can be given that such provisions have caused the risks in question to be obviated.

The failure by the Government of Iraq and the Kurdistan Region to resolve the regional dispute, the absence of direct export capability via the current Iraq pipeline export infrastructure and/or the Kurdistan to Turkey pipeline, and the inability of the Company to mitigate the political, economic and social uncertainties associated with exploring for, developing and producing, oil and gas in the Region, may adversely impact WesternZagros’s ability to operate its interests, export oil or realize its full economic benefits under the terms of the PSCs. This may in turn negatively impact WesternZagros’s interest in Kurdistan and adversely impact its business, financial condition, results of operations and prospects.

The Iraq Oil Ministry has historically disputed the validity of PSCs entered into with the KRG and WesternZagros may not be able to completely protect its title to assets in the Kurdistan Region

The Company has interests in two PSCs with the KRG in the Kurdistan Region. The Company believes it has good title to its oil and gas assets and the right to explore for and produce oil and gas from such assets granted by the PSCs. The Iraq Oil Ministry, however, has historically disputed the validity of the KRG’s PSCs and, (indirectly) as a result, the Company’s right and title to its oil and gas assets.

In 2005, the Iraq Constitution was negotiated and was approved by the Iraqi people in a referendum on October 15, 2005. The Iraq Constitution, which came into force in 2006, contains a fundamental principle that Iraq is a single, federal, independent and fully sovereign state. Within this concept of the Iraq federation enshrined in the Iraq Constitution, only the Kurdistan Region is recognized as a Region. Nevertheless, the political issues of federalism and the autonomy of regions within Iraq are matters about which there are major differences between the various political factions in Iraq, in particular between the KRG and the current Prime Minister of Iraq and Deputy Prime Minister for Energy of Iraq.

The Iraq Constitution grants a role for Regions in awarding petroleum contracts for certain types of operations, and in regulating those petroleum operations occurring within the Regions. A committee comprising representatives of Kurdistan and the parties included in the Iraqi Parliament reached broad consensus on the Draft Federal Petroleum Law on February 15, 2007. However, a number of material issues remain to be resolved, including completion of the annexes to the Draft Federal Petroleum Law, the structure of certain federal institutions, the terms of the model petroleum agreements contemplated by the Draft Federal Petroleum Law, and the terms of a law governing revenue sharing for petroleum activities. There is uncertainty with regard to the Draft Federal Petroleum Law that may be adopted, and the timing of such adoption (if at all). There is uncertainty as to what impact, if any, such adoption may have on the economic terms of the PSCs, including the future payment mechanism, contracting rights, management authorities and revenue sharing allocation. If any law that may ultimately be adopted has a negative impact on the current terms of the PSCs, this may have a material adverse impact on the Company’s operating decisions and on the future financial condition of the Company.

The KRG developed the Kurdistan Petroleum Law to be consistent with the role granted to the Regions in the Iraq Constitution and in conformity with the principles reflected in the Draft Federal Petroleum Law and in the draft federal law governing revenue sharing for petroleum activities proposed in June 2007. In the absence of progress on the Draft Federal Petroleum Law, on August 6, 2007, the Kurdistan National Assembly approved the Kurdistan Petroleum Law which came into force in Kurdistan with effect from August 9, 2007. KRG officials maintain that the Kurdistan Petroleum Law is consistent with the Iraq Constitution and the KRG has obtained, and published on January 29, 2008, an expert legal opinion in this regard. WesternZagros’s activities under its PSCs fall within the jurisdiction of the Kurdistan Petroleum Law.

The current Prime Minister of Iraq and Deputy Prime Minister for Energy for Iraq have expressed an opinion that the Kurdistan Petroleum Law is invalid and that contracts signed with the KRG are illegal. The Deputy Prime Minister for Energy for Iraq has indicated that he does not support the use of PSCs and rather supports the use of technical service contracts that contain fixed fee remuneration. During the second half of 2011 a competing draft petroleum law was introduced by the Deputy Prime Minister for Energy the Iraqi Government’s Ministry of Oil. This version of the draft law provided for greater powers for the Government of Iraq and the Prime Minister of Iraq to manage Iraq’s oil and gas sector and a limited role for the Kurdistan Region. See “Information on the Iraqi and Kurdistan Oil and Gas Industry” section of this AIF for further information.

At the present time, there is no assurance that the PSCs with the KRG are enforceable or binding in accordance with WesternZagros’s understanding of their terms or that, if breached, the Company would have remedies. There is a further risk that if there is a change in government in Kurdistan and/or Iraq, a new government may void the current agreements or change laws and regulations that the Company is currently relying on, which could have a material adverse effect on the ability of the Company to make operating decisions, thereby having a negative impact on the financial condition of the Company.

Future oil laws passed by the Government of Iraq may adversely affect WesternZagros’s interest and economic entitlement pursuant to the PSCs

No federal Iraq legislation has yet been agreed to or enacted by the Iraqi Cabinet and Iraqi Parliament to address the future organization of Iraq’s petroleum industry or the sharing of petroleum and other revenues within Iraq. Failure to enact legislation may adversely impact WesternZagros’s ability to realize the full economic benefits provided for by the terms of the PSCs due to a potential inability to export oil from the Kurdistan Region, to receive timely payments for any volumes exported or to have certainty around the payment mechanism. Alternatively, the enactment of federal legislation contradictory to Kurdistan legislation could also materially adversely impact WesternZagros’s interest in Kurdistan and the PSCs if there were any unfavourable changes which impacted on the economic and operating terms of those agreements. In either case, the ability for WesternZagros to fully realize the potential economic benefits as currently provided for by the terms of the PSCs may be adversely impacted.

The Company has taken steps to reduce certain of these risks, through provisions in both the Kurdamir PSC and the Garmian PSC which are intended to provide fiscal stability around the economic terms of the PSCs. These provisions guarantee the legal, fiscal and economic framework prevailing at the time the relevant PSCs were entered into. If there is any change in the legal, fiscal and/or economic framework under the laws of Kurdistan or other laws applicable in or to Kurdistan which detrimentally affects WesternZagros, necessary measures will be taken and/or the terms and conditions of the Kurdamir PSC and Garmian PSC will be altered so as to restore WesternZagros to the same overall economic position that it would have been in had no such change in the legal, fiscal and/or economic framework occurred. Furthermore, to the extent future laws within Kurdistan are implemented and such laws would benefit WesternZagros, it is entitled to obtain such benefits on a prospective basis. No assurance can be given, however, that such provisions have caused the risks in question to be obviated.

There is uncertainty relating to the payment mechanism for export oil from the Kurdistan Region

To date, substantially all crude oil export sales have been conducted by SOMO, with the proceeds of such sales being received by the Government of Iraq which, in turn, is supposed to pass on oil contractors’ entitlements through the KRG. To date, the Government of Iraq has not passed on the full amount of the Kurdistan Region’s oil contractors’ entitlements to export sales proceeds for which the KRG estimates the total unpaid portion of Kurdistan exports to be greater than $3.5 billion. Discussions continue between the Government of Iraq and the KRG with respect to resolution of amounts owing and for future payments.

On November 8, 2012, WesternZagros temporarily began delivering crude oil for export sales from the Sarqala-1 EWT upon request from the KRG. However, on November 27, 2012, deliveries for export sales were halted upon further direction from the KRG and at the present time, oil exports from the Kurdistan Region have essentially been halted until further progress is made with the Government of Iraq with regard to the ongoing payment issues for oil exports from Kurdistan. In total, the Company delivered approximately 88,000 barrels of gross test production during November 2012. The Company expects its net entitlement to be based on the terms of the Garmian PSC but it has not been paid for these volumes. There is uncertainty relating to the amount and timing for receipt of proceeds due for this oil, as well as uncertainty as to when oil export sales might recommence.

The ultimate outcome to any of these uncertainties could have an adverse impact on the Company’s financial condition. In any event, the amount remitted by the Iraqi Government and/or the KRG is not guaranteed and, when remitted, may not be sufficient to make payments to the participants in the PSCs; hence the payment mechanism may not follow the provisions of the PSCs, which is outside the Company’s control. Any agreement to export directly by the KRG to Turkey may be challenged by the Government of Iraq, which could impact pricing and/or sustainability of this route for export.

Whether or not the Company is able or unable to obtain any proceeds from any production as contemplated under the PSCs, the Company will continue to focus foremost on completing exploration and appraisal activities prior to commencing development of its crude oil and natural gas discoveries. Emphasis will be on advancing phased development plans while managing capital resources during 2014.

There is uncertainty relating to the local refining capacity and the Company’s ability to access the local domestic market within the Kurdistan Region

The Kurdistan Region has a domestic market for crude oil including two refineries and a large number of established topping plants to provide the various products that are utilized within the Kurdistan Region, such as diesel, naphtha and kerosene. Currently these refineries source their crude oil from the three main producing fields in the Kurdistan Region. The topping plants operate only when there is a shortage of finished product in the Kurdistan market.

Excluding the volumes delivered for export in November 2012, all historic sales of test oil production from the Sarqala-1 EWT between October 2011 and May 2012 were sold into the domestic market within Kurdistan for delivery to topping plants under the auspices of the KRG. The Company was prepaid for this production. Test production was stopped in May 2012 for planned well repairs which were completed in July 2012. The KRG approval to recommence the Sarqala-1 EWT was not received until November 8, 2012 with production directed for export until halted on November 27, 2012 upon further direction from the KRG. The Sarqala-1 EWT is currently halted and there is no certainty as to when production will recommence. There is uncertainty as to whether the Company would have access to the Kurdistan domestic market for any future production due to the levels of oil available from the producing fields within Kurdistan as compared to the refining capacity of the local domestic market. There is also uncertainty as to the sustainability, longevity and continuation of the topping plants within the Kurdistan Region. The Company’s inability to access the local domestic Kurdistan market in the future could have an adverse impact on its financial condition.

The Company intends to continue a strategy of staged development activities that are supported by access to either the export or domestic markets. To the extent access to these markets continues to be delayed then the Company would consider other new ventures in the MENA region, raising additional equity funding or possibly divesting a portion of the PSCs to finance any costs during this period, or potentially consider selling, or merging with a larger, diversified oil and gas company.

There is uncertainty relating to the outcome and impact of the KRG audit and reconciliations of petroleum costs

Under the terms of the Company’s PSCs, the KRG is entitled to conduct an audit to verify the existence and amount of petroleum costs that WesternZagros has stated that it has incurred and is therefore entitled to recover under the relevant PSC. No such audit has yet taken place. As acceptable petroleum costs incurred by the Company are recoverable from future production, in the event that the KRG determines that the petroleum costs declared by WesternZagros include items which are not considered cost recoverable under the terms of the PSCs, WesternZagros’s entitlement to recover costs may decrease. The Company has taken what it believes are reasonable steps to retain supporting evidentiary documentation for all petroleum costs incurred. However, there is uncertainty regarding the auditing process, and should the Company’s entitlement to recover its petroleum costs be ultimately reduced, after the completion of any future audits and any resulting negative audit findings then being accepted by the Company, it could negatively impact the Company’s recoverable cost pools and ultimately the calculation of any future Cost Recovery Oil under the terms of the PSCs. See “PSC Overview and Commitments” section within this AIF for a description of the PSC (payment) terms.

Ability to execute exploration, appraisal and development program may be hindered

WesternZagros’s exploration, appraisal and development programs in the Kurdistan Region of Iraq involve the need to obtain approvals from the relevant authorities, which may require conditions to be satisfied or the exercise of discretion by those authorities. It may not be possible for such conditions to be satisfied and discretion may be exercised in a manner adverse to WesternZagros.

In addition, Talisman currently operates the Kurdamir Block and, pursuant to the terms of the Garmian PSC, while WesternZagros currently operates the Garmian Block during 2014 Gazprom Neft will operate the Garmian Block from January 1, 2015 onwards. To the extent that WesternZagros is not the operator of its oil and gas properties, it will have limited ability to exercise discretion or control over the operation of those properties or their associated costs. WesternZagros’s return on such properties could therefore depend upon a number of factors that may be outside of its control, including but not limited to, the timing and amount of capital expenditure, the operator’s expertise and timeline for developing discoveries and any unexpected delays or increased costs, all of which could have a negative impact on the Company’s financial condition.

The Kurdistan Region has a less-developed legal system than certain other countries

The Kurdistan Region has a less-developed legal system than that of many more established economies. This gives rise to risks such as that effective legal redress in the courts may be more difficult to obtain, whether in respect of a breach of law, regulation or contract; enforcement of international arbitral awards may be more difficult to enforce in Kurdistan, particularly when they are against the KRG; a lack of judicial or administrative guidance on interpreting certain local laws and regulations; inconsistencies or conflicts between various laws, regulations, decrees, orders, resolutions and judgments; and the relative inexperience of the judiciary and courts in dealing with such matters. Enforcement of laws in Kurdistan may depend on, and be subject to, the interpretation of such laws by the relevant local authority, and such authority may adopt an interpretation of an aspect of local law which differs from the advice that has previously been given to WesternZagros.

In Iraq, the state generally retains ownership of the minerals and consequently retains control of (and, in many cases, participates in) the exploration and production of hydrocarbon reserves. The KRG is a party to each of the PSCs. In the Kurdistan Region, the commitment of local businesses, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain and may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed. There can be no assurance that WesternZagros’s contracts, licences, other legal arrangements, licence applications and other legal applications will not be adversely affected by the actions of government authorities or others.

Substantially all disputes under the PSCs are required to be mediated and arbitrated, if necessary, in accordance with the London Court of International Arbitration (“LCIA”) mediation procedure and LCIA rules. The KRG has also waived any claim to sovereign immunity for itself or any of its assets with respect to such disputes and the PSCs, including any dispute arising therefrom and the agreement to arbitrate, are governed by English law, together with any relevant rules, customs and practices of international law, as well as by principles and practice generally accepted in petroleum producing countries and in the international petroleum industry. However, neither Iraq nor the Kurdistan Region are parties to the New York Convention on the Enforcement of Arbitral Awards, and, as such, there is no guarantee that an arbitral award rendered against the KRG would be enforced in the Kurdistan Region, Iraq or elsewhere.

Iraq and the Kurdistan Region are subject to the risk of criminal and terrorist actions

Companies operating in countries such as Iraq or the Kurdistan Region may be targets for criminal or terrorist actions. Criminal or terrorist action against WesternZagros, in particular its properties or facilities or third-party infrastructure, could have a material adverse effect on the Company’s business, results of operations and financial condition. In addition, the possible threat of criminal or terrorist actions against it could have a material adverse effect on the ability of WesternZagros to raise capital or to adequately staff its operations or could materially increase the costs of doing so.

Governmental relations may change

Although WesternZagros has good relations with the KRG, there can be no assurance that the actions of present or future governments in the Kurdistan Region, Iraq and governments of other countries in which WesternZagros may operate in the future will not materially adversely affect the business or financial condition of WesternZagros. In addition, there can be no assurance that governments of other countries will recognize or continue to recognize the KRG and/or its jurisdiction over the oil and gas sector in the Kurdistan Region. Any non-recognition of this jurisdiction may have a material adverse effect on WesternZagros’s business or financial condition.

WesternZagros may be unable to obtain or renew required drilling rights, licences, permits and other authorizations and/or such rights, licences, permits and other authorizations may be suspended, terminated or revoked prior to their expiration

WesternZagros conducts its operations pursuant to drilling rights granted under the PSCs and related licences, permits and other authorizations. Any significant delay in obtaining or renewing a licence, permit or other authorization may result in a delay of the Company’s planned activities and the future development of any associated oil and gas resources. In addition, any of WesternZagros’s existing and future drilling rights and licences, permits and other authorizations may be suspended, terminated or revoked if WesternZagros fails to comply with the relevant requirements. If WesternZagros fails to fulfill the specific terms of any of its existing or future rights, licences, permits and other authorizations or if it operates its business in a manner that violates applicable law, government regulators may impose fines or suspend or terminate the relevant right, licence, permit or other authorization, any of which could have a material adverse effect on the value of WesternZagros’s assets.

Risks Relating to the Oil and Gas Industry and WesternZagros’s Operations

WesternZagros is a young company and may be subject to growth related risks

WesternZagros has been exploration focused with limited production history. Operations have been focused on exploration and testing, with limited production revenue or production expenses recorded. As such, WesternZagros may be subject to capacity constraints and pressure on its internal systems and controls as it continues to appraise and develop its PSCs. The ability of WesternZagros to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. As a relatively small operator, the Company is also not able to leverage economies of scale, potentially resulting in higher operating and capital costs. As part of the Company’s stated strategy, it expects to develop its assets in order to become a producing oil and gas company under the terms of the PSCs. Although the Board of Directors and Management of WesternZagros have significant international experience in the oil and gas industry, the inability of WesternZagros to manage this growth or to leverage economies of scale could have a material adverse impact on its business, operations and prospects.

WesternZagros relies on key personnel

WesternZagros’s success depends in large measure on certain key personnel. The contributions of the existing management team to the immediate and near term operations of WesternZagros are likely to be of central importance and the loss of service of such key personnel could have a material adverse effect on WesternZagros. WesternZagros does not have any key person insurance in effect for management. In addition, the competition for qualified personnel in the oil and natural gas industry can be intense and there can be no assurance that WesternZagros will be able to attract and retain all personnel necessary for the development and operation of its business.

WesternZagros will be dependent on obtaining future additional funding when required beyond the current work program

WesternZagros’s ability to continue operations and appraisal and development activities as a going concern is dependent upon its ability to obtain additional funding when required in the future.

The Company anticipates incurring substantial capital expenditures for its working interest share of costs for the appraisal, development and production of oil and natural gas reserves in the future. In addition to the Company’s working interest share, the Company also has the requirement to fund the KRG’s 20 percent interest under the Kurdamir PSC and to fund one half of the KRG’s 20 percent interest under the Garmian PSC. While WesternZagros has been successful in obtaining required funding in the past, there is no assurance that debt or equity financing, or future cash generated by operations (if any), will be available or sufficient to meet the anticipated capital expenditure requirements beyond the anticipated program contemplated for 2014, or, if debt or equity financing is available, that it will be on terms acceptable to WesternZagros.

The inability of WesternZagros to access sufficient capital on a timely basis for future appraisal and development costs could have a material adverse effect on its financial condition, results of operations and prospects and could cause WesternZagros to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce or terminate its operations.

The oil and gas industry is subject to commodity price fluctuations

WesternZagros’s revenue and earnings will depend upon prevailing international, and potentially local, oil and gas prices. Oil and gas are globally traded and, as a result, the Company, in common with its international and local competitors, is unable to control the prices it receives for its oil and gas. In addition, given that WesternZagros expects to limit its operations to oil and gas and related activities, it will be unable to offset oil and gas price changes against counter-cyclical changes in other commodity prices in an attempt to mitigate the effects of adverse oil and gas price changes.

It is impossible to predict accurately future oil and gas price movements, and oil and gas prices may not remain at their current levels.

The economics of producing oil and gas and the value of oil and gas assets in some jurisdictions, including the Kurdistan Region, may change as a result of lower oil and gas prices. The Company is subject to both market conditions and commodity price fluctuations related to any potential future sales of oil. Any future sales of oil made into the export market will be subject to international market and commodity price fluctuations. Alternatively, any future sales into the local domestic Kurdistan market would be subject to the local market conditions and commodity price fluctuations. Local sales prices are lower than the prevailing international prices. In general, any change in the sustainability of either the international market or the local domestic Kurdistan market or any fluctuation in the prices received could have a material adverse impact on any future proceeds received by WesternZagros.

During 2013, oil prices remained volatile as Brent daily spot crude prices ranged from $96 to $118 per barrel. WesternZagros negotiated the economic terms of its original EPSA in 2007 in a $50 per barrel crude oil price environment and any significant and sustained decline in crude oil prices from this price may impact the feasibility of the Company’s business plan.

The transportation of oil by truck carries inherent risks

Currently, any near term oil production from any of the discoveries made on the Garmian or Kurdamir PSCs would be transported by truck to nearby facilities for either delivery into an export pipeline (owned and controlled by SOMO) or for use in local refineries, due to lack of pipeline infrastructure in the vicinity of the Company’s blocks. Typically for domestic sales, local buyers collect the oil from the well site, whereas for export sales, the Company will deliver it to the export pipeline. The transport of oil by truck is pursuant to a licence granted by the KRG. The transport of oil by truck carries with it inherent risks relating to potential safety and environmental concerns in the event of any trucking accidents. These accidents can cause fatal personal injury, severe damage to and destruction of property and equipment, loss of crude oil and environmental damage. In addition the licences may be revoked or amended at any time. In the event that a major accident causes environmental damage, or the KRG revokes or amends the licence on less favourable terms, WesternZagros may be restricted materially from transporting oil. These events may have a material and adverse effect on WesternZagros’s business, financial condition, results of operations and prospects.

The Company may also be affected by deliverability uncertainties related to the proximity of its potential production to pipelines and processing facilities and operational problems affecting such pipelines and facilities as well as potential government regulation relating to price, the export of crude oil and natural gas and other aspects of the crude oil and natural gas business.

Opportunities for monetizing natural gas discoveries are currently limited

There is currently a limited market for natural gas in the Kurdistan Region and Iraq as a whole and there is a lack of infrastructure to enable companies in the Kurdistan Region to sell or export gas. The opportunities to monetize natural gas by WesternZagros are currently limited, and developing such opportunities may be challenging and take a significant amount of time.

The Company is not currently producing any amount of natural gas. With the approval of the KRG, it has, however, in the past, flared the associated gas produced as a result of its crude oil production (due to lack of infrastructure and local market), as part of its EWT at Sarqala-1. The Company’s ability for early oil production will depend upon the continued discretionary approval of the KRG to temporarily flare the associated gas until an acceptable solution for the sale or utilization of gas is approved or developed by the KRG. Any delay in or cessation of such approvals may have a material adverse impact on WesternZagros’s ability to develop its oil resources.

The market is subject to inflation and other cost increases

As discussed above, WesternZagros is generally unable to control the prevailing market prices of the test oil and gas produced by its operations. As a result, significant inflation or other production cost increases in Iraq, the Kurdistan

Region or any other countries or regions in which WesternZagros may operate could increase operational costs. Any such increased costs or delays in cost reductions may materially and adversely affect WesternZagros’s financial condition. However, under the PSCs, such increase in costs should be recoverable under the cost recovery mechanism to the extent enough oil or gas is produced from a commercial development. There can be no assurance that during the development period the production revenue will be sufficient to meet these increased costs as and when they arise.

There may be exposure to currency fluctuations

The majority of WesternZagros’s capital expenditure is generally incurred in U.S. dollars, while a portion of the available cash and cash equivalents and the funds received from future debt and equity issuances may be in other currencies (Canadian dollars). In addition, the Company will be required to repay Cdn $100 million of Convertible Notes issued during 2013 by December 31, 2015, if the holders of the notes have not exercised the conversion feature. Significant fluctuations in the Canadian Dollar to the U.S. Dollar may increase future expenditure thereby having a negative effect on the financial position of the Company. The Company has not utilized foreign currency hedges in the past and typically holds the majority of its cash and cash equivalents in U.S. dollars in order to minimise the impact from currency fluctuations.

Safety, health and environmental exposure and related regulations may expose WesternZagros to increased litigation, compliance costs, interruptions to operations, unforeseen environmental remediation expenses and loss of reputation

WesternZagros’s operations are subject to general and specific regulations and restrictions governing drilling, production and processing, land tenure and use, environmental requirements (including site-specific environmental licences, permits and remediation requirements), workplace health and safety requirements, social impacts and other laws and regulations. While environmental laws in the Kurdistan Region are limited compared to those in jurisdictions such as Canada, WesternZagros is subject to certain obligations under both Kurdistan law and under the Company’s PSCs to protect the environment and the health and safety of its employees and third parties. WesternZagros is currently in compliance with these obligations in all material respects.

WesternZagros’s primary operational safety risks are those inherent in the oil and gas industry generally, including the release of hydrogen sulphide gas during flaring, fires, blowouts, explosions, equipment or system failures and transportation accidents, which may result in death or injury of staff or local residents and could lead to WesternZagros having to make material changes to its facilities or processes and pay compensation to any injured parties. Certain of WesternZagros’s operations may also create environmental risk in the form of spills, the release of gas or soil contamination from site operations, including soil contamination caused by drilling fluids and temporary storage and disposal of hazardous waste. There are currently no recycling facilities in the Kurdistan Region, meaning that all waste has to be incinerated. The incineration of certain products, such as plastic, may cause toxic gas emissions. There is also no common hazardous waste disposal site in the Kurdistan Region; therefore, oil and gas companies operating in the Kurdistan Region dispose of their hazardous wastes themselves, which carries an increased risk of pollution of the surrounding environment. Secondary environmental risks of WesternZagros’s operations include failure to manage socio-cultural sensitivities as well as large equipment and vehicles causing dust and impacting on air quality.

WesternZagros has implemented health, safety and environmental policies since incorporation and complies with Canadian environmental practices and other international environmental guidelines for crude oil exploration and production. WesternZagros monitors compliance with its health, safety and environment policies regularly through a reporting system, inspections, third-party audits and management site inspections.

Failure to provide a safe working environment, to manage environmental risks or to comply with its health, safety and environment policies and applicable environmental laws and regulations may result in harm to WesternZagros’s employees, the communities near its operations and the environment. Government authorities may also force WesternZagros to stop drilling or production operations on a temporary or permanent basis or refuse future drilling or production approvals as a result. WesternZagros could face fines and penalties, liability to employees and third parties for injury, liability for environmental pollution and other financial consequences, any of which may be significant. WesternZagros could also suffer reputational damage, industrial action or difficulty in recruiting and retaining skilled employees.

Future changes in environmental or health and safety laws, regulations or community expectations governing WesternZagros’s operations could result in increased compliance and remediation costs and WesternZagros may need to commit significant resources to maintaining a watch over all applicable laws and regulations and related market practice and standards as they change and evolve. Any of the foregoing developments could have a material adverse effect on WesternZagros’s results of operations and financial condition.

While there are currently very few provisions relating to aspects of health and environmental quality in the relevant laws and regulations of the Kurdistan Region, this is expected to change in the future. There can be no assurance that WesternZagros will not incur substantial financial obligations in complying with existing and new health and environmental laws and regulations, which may lead to a material adverse effect on WesternZagros’s business, financial condition and prospects. However, under the PSCs, such increase in costs should be recoverable under the cost recovery mechanism to the extent that enough oil or gas is produced from a commercial development. There can be no assurance that during the development period the production revenue will be sufficient to meet these increased costs as and when they arise thereby having a material negative impact on the financial condition and prospects of the Company.

Environmental liabilities could be significant

Significant liabilities could be imposed on WesternZagros for damages, clean-up costs or penalties in the event of certain discharges into the environment, acts of sabotage or non-compliance with environmental laws or regulations by WesternZagros. Such liabilities could have a material adverse effect on WesternZagros. As referred to above, while the current legislation to which WesternZagros is subject is limited, it is expected that additional environmental protection laws will be implemented in the future. It is not possible to predict what future environmental regulations will provide, including whether these laws will impose additional obligations on WesternZagros and a penalty regime in the event of a breach of those laws. It is also not possible to predict how environmental regulations will be applied or enforced in the future. WesternZagros may have to incur significant expenditure for the installation and operation of pollution-control systems as well as equipment for remedial measures in the event that environmental regulations become more stringent or governmental authorities choose to enforce existing regulations more vigorously. Any such expenditure may have a material adverse effect on WesternZagros’s business, financial condition and results of operations. No assurance can be given that environmental laws and regulations will not result in a curtailment of production or a material increase in the cost of production, development or exploration activities or otherwise adversely affect WesternZagros’s business, financial condition, results of operations or prospects.

Pursuant to the PSCs, WesternZagros may in the future have to undertake obligations to restore production areas to standards acceptable to the relevant state authorities at the end of the production fields’ commercial lives. Parties to PSCs are typically liable for their share of any decommissioning work. Any obligation to decommission a production facility may involve substantial expenditure. These decommissioning costs are necessarily incurred at a time when the related production facilities have reached the end of their life cycle and are no longer usable. It is intended that the Company’s decommissioning costs, when they arise, will be borne out of future production revenue during the development period. There can, however, be no assurance that the production revenue will be sufficient to meet these decommissioning costs as and when they arise. If WesternZagros has to apply other or additional financial resources to meet these costs instead, this could have a material adverse effect on its business plan, financial condition and results of operations or prospects.

Oil and gas appraisal and development activities are capital intensive and inherently uncertain in their outcome. As a result, WesternZagros may not generate a return on its investments or recover its costs and it may not be able to generate cash flows or secure adequate financing for its future capital expenditure plans

Oil and gas appraisal and development activities are capital intensive and inherently uncertain in their outcome. WesternZagros’s existing and future oil and gas projects may involve unprofitable efforts, either from dry wells or from wells that are productive but do not produce sufficient net revenues to return a profit after development, operating and other costs. Furthermore, completion of a well does not guarantee a profit on the investment or recovery of the costs associated with that well. In addition, drilling hazards or environmental damage could significantly affect future operating costs, and production from successful wells may be adversely affected by conditions including delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, difficulties arising from environmental or other challenges, equipment or services shortages, insufficient storage or transportation capacity or adverse geological conditions. Production delays and declines, whether or not as a result of the foregoing conditions, may result in lower revenue or cash flows from operating activities until such time, if at all, that the delay or decline is cured or arrested. In the event that such cash flows are reduced in the future, WesternZagros may be forced to scale back or delay future capital expenditure which is discretionary in nature resulting in delays to, or the postponement of, its planned appraisal and development activities which could have a material adverse effect on its business, results of operations, financial condition or prospects.

Failure to discover reserves, to maintain existing or future drilling rights, to enhance future reserves or to extract resources from such reserves in sufficient amounts and in a timely manner could materially and adversely affect WesternZagros’s results of operations, financial condition and prospects. In addition, WesternZagros may not be able to recover the funds used in any exploration program to identify new opportunities.

The use of independent contractors in WesternZagros’s operations may expose those operations to delays or suspensions of activities

WesternZagros generally uses independent contractors in its oil and gas operations to perform various operational tasks, including carrying out drilling activities and delivering the Company’s oil and gas to customers. In periods of high oil and gas prices, demand for such contractors may exceed supply resulting in increased costs or lack of availability of key contractors. Disruptions of operations or increased costs can also occur as a result of disputes with contractors or a shortage of contractors with particular capabilities. Additionally, because WesternZagros does not have the same control over independent contractors as it does over its own employees, there is a risk that such contractors may not operate in accordance with WesternZagros’s safety standards or other policies including anticorruption and anti-bribery policies. Any of the foregoing circumstances could have a material adverse effect on WesternZagros’s business and prospects.

WesternZagros may be exposed to third party credit risk

WesternZagros is or may be exposed to third party credit risk through its contractual arrangements with any co-venturers, marketers of its petroleum and natural gas production, suppliers, contractors, and other parties. In the event such entities fail to meet their contractual obligations to WesternZagros or determine not to continue to participate in the Company PSC activities, such events could have a material adverse effect on WesternZagros and its financial position. In addition, poor credit conditions in the industry may impact a co-venturer’s willingness to participate in a future WesternZagros’s capital program.

WesternZagros does not have control over the actions of counterparties to contractual arrangements

WesternZagros may suffer unexpected costs or other losses if a counterparty to any contractual arrangements entered into by the Company does not meet its obligations under such arrangements. In particular, WesternZagros cannot control the actions or omissions of its co-venturers. If such parties were to breach the terms of the PSCs or any other documents relating to the Company’s interest in the PSCs, it could cause the KRG to revoke, terminate, suspend or adversely amend WesternZagros’s licences. The joint operating agreements entered into by the Company and its co-venturers in the PSCs provide mitigating provisions for circumstances whereby the non-operator considers the operator to be in default and also provides provisions to cure a breach or to prevent a breach under the terms of the PSCs. In this event WesternZagros may be required to incur incremental expenditure and to claim these back against the co-venturer or to seek a portion or the whole interest in the PSC held by the co-venturer.

Talisman currently operates the Kurdamir Block, and while WesternZagros currently operates the Garmian Block during 2014, Gazprom Neft will operate the Garmian Block from January 1, 2015 onwards. Where WesternZagros is not the operator of its assets under the PSCs, the Company has consultation rights in relation to significant or operational matters, although it does not have full control over day-to-day management, so that mismanagement of an asset by the operator may result in significant delays, losses or increased costs to WesternZagros. The Company works closely with its co-venturers and seeks to influence, to the extent possible, significant operational decisions made by the operator. Although the relevant joint operating agreements contain provisions with respect to removal of an operator in the event of a material default in performing its duties and obligations, where the timing and quality of services provided by these third-party operators do not meet the expectation of WesternZagros, this may have a material adverse effect on the business, results of operations, financial condition and prospects of WesternZagros.

Drilling operations are vulnerable to natural disasters, operating difficulties and damage to or breakdown of a physical asset, not all of which may be covered by insurance

Drilling operations are vulnerable to natural disasters, including earthquakes, drought, floods, fire and the physical effects of climate change, all of which are outside WesternZagros’s control. Operating difficulties, such as unexpected geological variations that could result in significant failure, could affect the costs and viability of WesternZagros’s operations for indeterminate periods. In addition, damage to or breakdown of a physical asset, including as a result of fire, explosion or natural catastrophe, can result in a loss of assets and subsequent financial losses. Insurance can provide protection from some, but not all, of the costs that may arise from unforeseen events. Although WesternZagros maintains insurance for certain losses, its insurance may not cover every potential risk associated with its operations and some potential risks are not, in all circumstances, insurable. Adequate coverage at reasonable rates is not always obtainable and, in certain circumstances, WesternZagros may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. In addition, WesternZagros’s insurance may not fully cover its liability or the consequences of any business interruptions, such as equipment failure or labour dispute. The occurrence of a significant adverse event not fully or partially covered by insurance could have a material adverse effect on WesternZagros’s business, results of operations, financial condition and prospects. In addition, the insolvency of the insurer of any insured risk could have a material effect on WesternZagros.

Adequacy of insurance and exposure to certain liabilities

WesternZagros’s involvement in the exploration and appraisal for and development of oil and natural gas properties may result in WesternZagros becoming subject to liability for pollution, blow outs, property damage, personal injury or other hazards. WesternZagros maintains insurance in accordance with industry standards to address certain of these risks; one such example includes an Energy Package Policy that covers items entitled “Operators Extra Expense”; “Property Insurance”; and “Excess Liability” coverage. However, such insurance has limitations on liability and may not be sufficient to cover the full extent of any liabilities that may occur. In addition, such risks are not, in all circumstances, insurable or, in certain circumstances, WesternZagros may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or for other reasons. There are certain high impact risks applicable to all oil and gas exploration companies, both in Kurdistan and elsewhere, and the occurrence of a significant event against which WesternZagros is not fully insured, or the insolvency of the insurer of such an event, could have a material adverse effect on WesternZagros’s financial condition. While the probability of such an event is considered by the Company to be low (and is no higher for WesternZagros than for other oil and gas companies), given the current size of the Company the payment of any uninsured liabilities or payment in respect of liabilities in excess of coverage limits could potentially lead to a significant adverse impact on the Company’s financial condition or a reduction in its planned appraisal and development activities. In the unlikely circumstance that the Company was required to fund an uninsured risk or to pay out in the event that the insurer becomes insolvent, it might be obliged to divert funding currently allocated to planned appraisal and development activities, and therefore to delay a portion of such activities.

WesternZagros may suffer as a result of labour disruptions

There is a risk that strikes or other types of conflict with employees, including those of WesternZagros’s independent contractors, or their unions may occur at WesternZagros’s operations. Labour disruptions may be used not only for reasons specific to WesternZagros’s business, but also to advocate labour, political or social goals. Any labour disruptions could increase operational costs by delaying WesternZagros’s business activities or increasing the cost of substitute labour, which may not be available. Furthermore, if such disruptions are material, they could adversely affect WesternZagros’s results of operations and financial condition.

There may be restrictions on WesternZagros’s ability to access necessary infrastructure and services

WesternZagros’s oil and gas activities are dependent on the availability of infrastructure and services, including third-party services in the Kurdistan Region. Inadequate supply of the critical infrastructure elements for drilling activity could result in reduced production or sales volumes, which could have a negative effect on WesternZagros’s financial performance. Disruptions in the supply of essential utility services, such as water and electricity, could halt WesternZagros’s production for the duration of the disruption and, when unexpected, may cause damage to WesternZagros’s drilling equipment or other facilities, which may in turn affect its ability to recommence operations on a timely basis. Adequate provision of transportation services, such as pipelines and port access are critical to distributing WesternZagros’s products and disruptions to such services may negatively affect WesternZagros’s operations. See the risk factor above “The transportation of oil by truck carries inherent risks”. Even in a situation where WesternZagros has secured rigs under a contract, the rigs will usually only be available for use after the current user has finished its drilling program. If there are delays in the completion of the user’s drilling program, WesternZagros could be delayed in procuring contracted rigs. Shortages or the high cost of drilling rigs, equipment, supplies, personnel or oilfield services could delay or adversely affect WesternZagros’s development operations, which could have a material adverse effect on its business, financial condition or results of operations.

WesternZagros may be dependent on third-party providers of infrastructure and services. The provision of such services, maintenance of networks and expansion and contingency plans may be outside of WesternZagros’s control. The scarcity of third-party services and infrastructure as well as any increases in their costs, together with the failure of a third-party provider or supplier to perform its contractual obligations, or an inability to achieve a commercially viable contract with a third-party provider or supplier could delay, restrict or lower the profitability and viability of WesternZagros’s activities.

WesternZagros’s operations and development projects could be adversely affected by shortages of, as well as lead times to deliver, certain key inputs

The inability to obtain, in a timely manner, strategic consumables, raw materials and drilling and processing equipment could have an adverse impact on WesternZagros’s results of operations and financial condition. Periods of high demand for such supplies can result in periods when availability of supplies are limited and cause costs to increase above normal inflation rates. Any interruption to supplies or increase in costs could adversely affect the operating results and financial condition of WesternZagros.

Failure to manage relationships with local communities, government and non-government organizations could adversely affect WesternZagros

WesternZagros’s operations may be located in or near communities that may regard such an operation as detrimental to their environmental, economic or social circumstances. Negative community reaction to such operations could have a material adverse impact on the profitability, the ability to finance or even the viability of an operation. This reaction could also lead to disputes with national or local governments or with local communities and give rise to material reputational damage. These disputes are not always predictable and may cause disruption to projects or operations. Oil and gas operations can also have an impact on local communities. Failure to manage relationships with local communities, government and non-government organizations may adversely affect WesternZagros’s reputation, as well as its ability to commence exploration and production projects, which could in turn affect its results of operations and financial position.

Resource estimates may prove inaccurate

Unless stated otherwise, the resources data in relation to WesternZagros contained in this document are taken from the “Statement of Oil and Gas Information - Resources Information” section within this document. Such data has been independently audited by Sproule. There are numerous uncertainties inherent in estimating quantities of resources including many factors that are beyond the control of WesternZagros. Estimating the amount of resources is a subjective process and, in addition, results of drilling, testing and production subsequent to the date of an estimate may result in revisions to original estimates.

Basic reservoir parameters will vary within the reservoir of interest and some of these parameters such as porosity, net hydrocarbon thickness and water saturation may affect the volume of hydrocarbon estimated to be present. Additional reservoir parameters such as permeability, the presence or absence of bottom water and the specific mineralogy of the reservoir rock may affect the effectiveness of the recovery process. Recovery of the resources may also be affected by the availability and quality of source water, availability of fuel gas, and well and plant equipment malfunction or failure.

The Company has engaged professional geologists and engineers to evaluate the reservoirs and prepare development and depletion plans, however process implementation risk remains. This risk is related to factors such as vertical and areal conformance of the process in the reservoir, operational capacity and reliability of wells and facilities, and the effectiveness of the process in mobilizing oil to the vicinity of the production wells where it can be captured.

Any significant change to the assumptions underlying these estimates may result in a decrease of these resource estimates and loss of value to the Company. In particular, if volumetric resource estimates were materially revised downwards in the future, it could negatively impact investor confidence and ultimately impact the Company’s share price and total market capitalization.

WesternZagros may not be able to develop commercially its Contingent Resources and Prospective Resources

There is no certainty that it will be commercially viable to produce any portion of the Contingent or Prospective Resources. WesternZagros’s drilling program on the PSC Lands is still at an early evaluation stage and as such, additional information to be obtained by further exploration and appraisal drilling and testing will be required to finalize development plans and to ultimately determine the economic viability of developing any of the Contingent or Prospective Resources. Access to either export or domestic markets for both crude oil and natural gas, and the costs for any infrastructure required to access these markets, will determine if and when development of discoveries is pursued. Any delay or decision not to pursue a commercial development of any discoveries would have a material impact to the valuation of the Company’s assets.

WesternZagros operates in a competitive industry

The petroleum industry is competitive in all its phases. WesternZagros competes with numerous other organizations in the search for, and the acquisition of, oil and natural gas properties and in the marketing of oil and natural gas. The Company’s competitors include oil and natural gas companies that may have substantially greater financial resources, staff and facilities than WesternZagros. As an example, the Kurdistan Region of Iraq has attracted large oil and gas companies such as ExxonMobil Corporation, Chevron Corporation and Total. WesternZagros’s ability to acquire or increase reserves in the future will depend on its ability to continue to develop its present properties in the Kurdistan Region of Iraq. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery. This competition in all phases of the petroleum industry may result in delays to accessing markets for the sale of crude oil and natural gas, equipment and personnel to complete the exploration, appraisal and development activities or in acquiring other properties all of which could have a material impact on the valuation of the Company’s assets or its ability to acquire further reserves or resources.

Future changes in tax legislation applicable to the Company and entities may reduce net returns to Shareholders

The Company has entities incorporated and resident for tax purposes in Canada and Cyprus. The tax treatment for the various entities is subject to changes in tax legislation or practices in such territories. Such changes may include but are not limited to the taxation of operating income, investment income, dividends received or (in the context of withholding tax) dividends paid. Any changes to the tax legislation or practices in the countries in which the entities are resident for tax purposes may have a material adverse impact on the financial position of the Company, reducing net returns to Shareholders. In many jurisdictions the resource sector is subject to particular taxation regimes which sometimes impose a comparatively heavy burden on activities within the sector and the comments made above with regard to change are particularly salient in relation to such regimes.

The principal operating activities of the Company are undertaken in the Kurdistan Region of Iraq. The tax system in Iraq is uncertain and may be subject to change, particularly in relation to the oil and gas sector. Taxation of the

Kurdistan Region operating activities of the Company is pursuant to the KRG’s oil and gas legislation governed by terms within the relevant PSCs. However, it is possible that the terms of the Company’s PSCs may cease to be recognized as valid or otherwise may not be enforceable in the Kurdistan Region. It is also possible that the arrangements under the PSCs may be overridden or adversely impacted by enactment of any future oil and gas law in Iraq. In either case, this could materially impact the financial position of the Company and reduce net returns to Shareholders.

LEGAL AND REGULATORY PROCEEDINGS

WesternZagros is not a party to any legal proceeding nor was it a party to, nor is or was any of its property the subject of any legal proceeding, during the year ended December 31, 2013, nor is management of the Company aware of any such contemplated legal proceeding, which involves a claim for damages, exclusive of interest and costs, that exceeds 10 percent of the current assets of WesternZagros other than as set forth below.

From time to time, the Company may become involved in legal or administrative proceedings in the normal conduct of business. The Company is currently in an arbitration proceeding under the UNCITRAL Arbitration Rules with a former contractor who cannot be named as the arbitration proceeding is confidential. The proceeding is in relation to a consulting contract that the Company and the contractor agreed to terminate in 2011 for US$7.5 million, which amount has been recognized in the Company’s financial statements. On October 20, 2011, WesternZagros was provided with a notice of arbitration from the contractor challenging the validity of the termination agreement and seeking additional compensation for the termination of the contract. The parties have completed the first phase of arbitration hearings in respect of the validity of the termination agreement pursuant to which the arbitration panel found in favour of the contractor and are now proceeding into the next phase of hearings where the contractor is seeking damages for wrongful termination of the contract. The Company believes that the quantum of damages sought by the contractor, which is significantly higher than the original amount agreed to, is without merit based on its analysis of the dispute and including the fact that the arbitration panel stated in its findings in the first phase of the arbitration hearings that “a Party claiming that this value should be significantly different from the value that the Parties themselves attributed to it at the time (i.e. USD 7.5 million) should have a good reason to do so”. However, given that the second phase of the hearings has not yet taken place, there is no certainty as to the quantum of damages which may be awarded by the arbitration panel.

During the year ended December 31, 2013, there were no: (a) penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority; (b) penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision; or (c) settlement agreements the Company entered into before a court relating to securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or executive officer of WesternZagros or any person or company that is the beneficial owner of, or who exercises control or direction of, more than 10 percent of the Common Shares or any associate or affiliate of any of the foregoing persons has had any material interest, direct or indirect, in any transaction in the three most recently completed financial years or during the current financial year that has materially affected or will materially affect WesternZagros, except as set forth below.

On March 10, 2011, the Company completed a private placement of approximately 89.7 million Common Shares at a price of Cdn$0.48 per Common Share for proceeds of approximately Cdn$43 million. Two of the Company’s then major shareholders, Paulson & Co. Inc. (“Paulson”) and Soros Fund Management LLC (“Soros”), participated in the private placement for 21,561,000 Common Shares and 20,833,000 Common Shares, respectively. In addition, certain directors and executive officers of the Company participated in the private placement for an aggregate of 4,061,494 Common Shares.

On August 10, 2012, Crest purchased from WesternZagros, through a non-brokered, private placement, 40,714,286 Common Shares of the Company at a price of Cdn$1.40 per share for gross proceeds of $57 million. Crest then held approximately 9.88 percent of the Company’s issued and outstanding Common Shares.

On March 18, 2013, the Company collected $119.9 million in proceeds from Crest after securing $62.4 million from the issuance of 51 million Common Shares at Cdn$1.25 per Common Share and $57.5 million of debt. After the investment, Crest then held approximately 19.8% of the Common Shares. The debt was to be repayable in September 2014 and interest would accrue at 6 percent per annum, however the loan was subsequently repaid in full during 2013. The Company was subject to certain ongoing covenants under the loan agreement with Crest

On April 4, 2013, WesternZagros closed a further marketed private placement of 11,431,422 Common Shares at a price of Cdn$1.25 per Common Share for gross proceeds of $14.1 million. Crest purchased 2,284,151 of these Common Shares and the net proceeds received were used to repay a portion of the loan originally received from Crest in March 2013.

In June of 2013, the Company completed the issuance of Cdn $89.8 million aggregate principal amount of Convertible Notes to investment funds managed by Paulson (Cdn $70 million) and to Crest (Cdn $19.8 million). An additional Cdn $10.2 million aggregate principal amount of Convertible Notes was sold to other qualified investors.

Convertible Notes are governed by the Note Indenture and have a face value of Cdn$1,000 per note, a coupon rate of 4 percent per annum, a maturity date of December 31, 2015, and are convertible into Common Shares at the option of the holders at a conversion price of Cdn $1.45 per Common Share. A portion of the net proceeds received was used to repay the remaining outstanding amount of the loan originally received from Crest in March 2013, including applicable accrued interest.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of WesternZagros are PricewaterhouseCoopers LLP, Chartered Accountants. Computershare, at its principal offices in Calgary, Alberta and in Toronto, Ontario, is the registrar and transfer agent for the Common Shares.

MATERIAL CONTRACTS

Other than contracts entered into in the ordinary course of business, the Company has not entered into any material contracts within the most recently completed financial year or before the most recently completed financial year that are still in effect, except for the PSCs, the First and Second Investment Agreements, the Crest Loan Agreement , the Note Indenture, and the shareholder rights plan agreement entered into between WesternZagros and Valiant Trust Company, as rights agent, on October 18, 2007, as amended by a successor rights plan agreement with Computershare.

INTERESTS OF EXPERTS

Resource estimates contained in this AIF have been audited by Sproule. As at the effective date of the Sproule Report and as of the date hereof, the principals, directors, officers and associates of Sproule, as a group, owned, directly or indirectly, less than one percent of the outstanding Common Shares.

The auditors of the Company, PricewaterhouseCoopers LLP, are independent with respect to the Company, in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

ADDITIONAL INFORMATION

Additional information, including information as to directors’ and executive officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Proxy Statement and Information Circular of the Company prepared in connection with the most recent annual meeting of Shareholders that involved the election of directors. Additional financial information is provided in the Company’s financial statements and management discussion and analysis for the year ended December 31, 2013.

Copies of this AIF and other additional information relating to the Company are available on SEDAR at www.sedar.com.

SCHEDULE A

REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE

Terms to which a meaning is ascribed in National Instrument 51-101, Standards of Oil and Gas Disclosure have the same meaning herein.

Management of WesternZagros Resources Ltd. (the “Company”) is responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2013, estimated using forecast prices and costs.

The Audit Committee of the Board of Directors of the Company has reviewed the assets, data and position of the Company as of March 11, 2014 and has determined that, as of the last day of the Company’s most recently completed financial year, the Company had no reserves.

An independent qualified reserves evaluator has not been retained to evaluate the Company’s reserves data as the Company had no reserves as of the last day of the Company’s most recently completed financial year and no report of an independent qualified reserves evaluator on reserves data will be disclosed by the Company for the year ended December 31, 2013.

The Audit Committee of the Board of Directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management of the Company. The board of directors has, on the recommendation of the Audit Committee, approved:

(a)	the content and filing with securities regulatory authorities of the Company’s annual information form which contains the information detailing the Company’s oil and gas activities as required by Form 51-101F1;

(b)	the Company not filing Form 51-101F2, which is the report of the independent qualified reserves evaluator on reserves data, because the Company has no reserves; and

(c)	the content and filing of this report.

Because reserves data are based on judgments regarding future events, actual results will vary and the variations may be material. Therefore, based on information available at December 31, 2013, the Audit Committee of the Board of Directors of the Company has determined that the Company had no reserves at that time.

(signed) “M. Simon Hatfield”	(signed) “Gregory C. Stevenson”
M. Simon Hatfield	Gregory C. Stevenson
Chief Executive Officer	Chief Financial Officer

(signed) “Randall Oliphant”	(signed) “Fred Dyment”
Randall Oliphant	Fred Dyment
Director	Chairman of the Board

March 11, 2014

1